Exhibit 10.1

CREDIT AGREEMENT

among

PAETEC HOLDING CORP.,

VARIOUS LENDERS,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as SYNDICATION AGENT,

and

CIT LENDING SERVICES CORPORATION,

as DOCUMENTATION AGENT

Dated as of February 28, 2007

DEUTSCHE BANK SECURITIES INC., as JOINT LEAD ARRANGER AND JOINT BOOK RUNNER	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as JOINT LEAD ARRANGER AND JOINT BOOK RUNNER

(i)

6.03.	Opinions of Counsel	72
6.04.	Company Documents; Proceedings; etc.	72
6.05.	Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements	73
6.06.	Consummation of the Merger	74
6.07.	Consummation of the Refinancing, the Preferred Stock Repurchase, etc.	74
6.08.	Adverse Change; Approvals	76
6.09.	Litigation	77
6.10.	Subsidiaries Guaranty	77
6.11.	Pledge Agreement	77
6.12.	Security Agreement	77
6.13.	Public Debt Ratings	78
6.14.	Financial Statements; Pro Forma Balance Sheet; Projections	78
6.15.	Solvency Certificate; Insurance Certificates, etc.	78
6.16.	Public Debt Ratings	78
6.17.	Fees	78

SECTION 7.	Conditions Precedent to All Credit Events	79

7.01.	No Default; Representations and Warranties	79
7.02.	Notice of Borrowing; Letter of Credit Request	79
7.03.	Incremental Term Loans	80

SECTION 8.	Representations, Warranties and Agreements	80

8.01.	Company Status	80
8.02.	Power and Authority	80
8.03.	No Violation	81
8.04.	Approvals	81
8.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	81
8.06.	Litigation	83
8.07.	True and Complete Disclosure	83
8.08.	Use of Proceeds; Margin Regulations	83
8.09.	Tax Returns and Payments	84
8.10.	Compliance with ERISA	84
8.11.	Security Documents	85
8.12.	Properties	86
8.13.	Capitalization	86
8.14.	Subsidiaries	87
8.15.	Compliance with Statutes, etc.	87
8.16.	Investment Company Act	87
8.17.	Subordination	87
8.18.	Environmental Matters	87
8.19.	Employment and Labor Relations	88

(ii)

8.20.	Intellectual Property, etc.	89
8.21.	Indebtedness	89
8.22.	Insurance	89

SECTION 9.	Affirmative Covenants	89

9.01.	Information Covenants	89
9.02.	Books, Records and Inspections; Annual Meetings	93
9.03.	Maintenance of Property; Insurance	93
9.04.	Existence; Franchises	94
9.05.	Compliance with Statutes, etc.	94
9.06.	Compliance with Environmental Laws	94
9.07.	ERISA	95
9.08.	End of Fiscal Years; Fiscal Quarters	96
9.09.	Performance of Obligations	96
9.10.	Payment of Taxes	97
9.11.	Use of Proceeds	97
9.12.	Additional Security; Further Assurances; etc.	97
9.13.	Ownership of Subsidiaries; etc.	98
9.14.	Interest Rate Protection	98
9.15.	Permitted Acquisitions	99
9.16.	Foreign Subsidiaries Security	100
9.17.	Corporate Separateness	101

SECTION 10.	Negative Covenants	101

10.01.	Liens	101
10.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	105
10.03.	Dividends	108
10.04.	Indebtedness	110
10.05.	Advances, Investments and Loans	113
10.06.	Transactions with Affiliates	116
10.07.	Fixed Charge Coverage Ratio	117
10.08.	Total Leverage Ratio	118
10.09.	Modifications of Certain Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	118
10.10.	Limitation on Certain Restrictions on Subsidiaries	119
10.11.	Limitation on Issuance of Equity Interests	120
10.12.	Business; etc.	120
10.13.	Limitation on Creation of Subsidiaries	121

SECTION 11.	Events of Default	122

11.01.	Payments	122
11.02.	Representations, etc.	122
11.03.	Covenants	122
11.04.	Default Under Other Agreements	122
11.05.	Bankruptcy, etc.	123
11.06.	ERISA	123

(iii)

11.07.	Security Documents	124
11.08.	Subsidiaries Guaranty	124
11.09.	Judgments	124
11.10.	Change of Control	124
11.11.	Operational Licenses and Governmental Approvals	124
11.12.	Credit Document Licenses and Governmental Approvals	125
11.13.	Suspension of Business	125
11.14.	Environmental Claims	125

SECTION 12.	The Agents	126

12.01.	Appointment	126
12.02.	Nature of Duties	126
12.03.	Lack of Reliance on Agents and Other Lenders	127
12.04.	Certain Rights of the Agents	127
12.05.	Reliance	127
12.06.	Indemnification	127
12.07.	The Agents in Their Individual Capacities	128
12.08.	Holders	128
12.09.	Resignation of the Agents	128
12.10.	Collateral Matters	129
12.11.	Delivery of Information	130
12.12.	Notice of Default, etc	130

SECTION 13.	Miscellaneous	131

13.01.	Payment of Expenses, etc.	131
13.02.	Right of Setoff	132
13.03.	Notices	132
13.04.	Benefit of Agreement; Assignments; Participations	133
13.05.	No Waiver; Remedies Cumulative	135
13.06.	Payments Pro Rata	135
13.07.	Calculations; Computations	136
13.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	136
13.09.	Counterparts	137
13.10.	Effectiveness	137
13.11.	Headings Descriptive	138
13.12.	Amendment or Waiver; etc.	138
13.13.	Survival	140
13.14.	Domicile of Loans	140
13.15.	Register	140
13.16.	Confidentiality	141
13.17.	Patriot Act	142
13.18.	Post-Closing Actions	142

(iv)

SCHEDULE I	Commitments
SCHEDULE II	Existing Letters of Credit
SCHEDULE III	Existing Indebtedness
SCHEDULE IV	Real Property
SCHEDULE V	Governmental Approvals/Switching Equipment
SCHEDULE VI	Plans
SCHEDULE VII	Subsidiaries
SCHEDULE VIII	Insurance
SCHEDULE IX	Existing Liens
SCHEDULE X	Existing Investments
SCHEDULE XI	Affiliate Transactions
SCHEDULE XII	Lender Addresses
SCHEDULE XIII	[Reserved]
SCHEDULE XIV	Synergy Cost Savings
SCHEDULE XV	Capital Expenditures

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Initial Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT B-4	Form of Incremental Term Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E-1	Form of Opinion of Hogan & Hartson, L.L.P., special counsel to the Credit Parties
EXHIBIT E-2	Form of Opinion of Skadden Arps Slate Meagher & Flom LLP, special counsel to the Credit Parties
EXHIBIT E-3	Form of Opinion of Moore & Van Allen PLLC, special counsel to the Credit Parties
EXHIBIT E-4	Form of Opinion of McGuireWoods LLP, special counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Subsidiaries Guaranty
EXHIBIT H	Form of Pledge Agreement
EXHIBIT I	Form of Security Agreement
EXHIBIT J	Form of Solvency Certificate
EXHIBIT K	Form of Incremental Term Loan Commitment Agreement
EXHIBIT L	Form of Assignment and Assumption Agreement
EXHIBIT M	Form of Intercompany Note
EXHIBIT N	Form of Shareholder Subordinated Note

(v)

CREDIT AGREEMENT, dated as of February 28, 2007, among PAETEC HOLDING CORP., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, Deutsche Bank Trust Company Americas, as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, and CIT Lending Services Corporation, as Documentation Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (i) the assets constituting a business, division or product line of any Person that is not already a Subsidiary or an Unrestricted Subsidiary of the Borrower or (ii) 100% of the outstanding Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or merged with a Wholly-Owned Subsidiary of the Borrower as contemplated by the definition of Permitted Acquisition).

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and Executive Officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agent” shall mean and include each of the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent.

“Aggregate Consideration” shall mean, with respect to any Foreign Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries in connection with such Foreign Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar cash obligations of the Borrower and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Foreign Permitted Acquisition to the extent permitted by Section 10.04 and (iii) the Fair Market Value of all other consideration paid or payable in connection with such Foreign Permitted Acquisition (excluding, for purposes of this clause (iii), the Fair Market Value of any Borrower Common Stock and/or Qualified Preferred Stock issued (or to be issued) as consideration in connection with such Foreign Permitted Acquisition).

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Excess Cash Flow Prepayment Percentage” shall mean, at any time, 50%; provided that, so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio is equal to, or less than, 3.50:1.00 (as set forth in the officer’s certificate delivered pursuant to Section 9.01(e) for the fiscal year of the Borrower then last ended), the Applicable Excess Cash Flow Prepayment Percentage shall instead be 25%; and provided further that, so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio is equal to, or less than, 2.50:1.00 (as set forth in the officer’s certificate delivered pursuant to Section 9.01(e) for the fiscal year of the Borrower then last ended), the Applicable Excess Cash Flow Prepayment Percentage shall instead be 0%.

“Applicable Margin” shall mean a percentage per annum equal to: (i) in the case of Initial Term Loans maintained as (A) Base Rate Loans, 2.50%, and (B) Eurodollar Loans,

3.50%; (ii) in the case of Revolving Loans maintained as (A) Base Rate Loans, initially 2.50% and (B) Eurodollar Loans, initially 3.50%; (iii) in the case of Swingline Loans, initially 2.50%; and (iv) in the case of any Type of Incremental Term Loan of a given Tranche that is not an Initial Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the relevant Incremental Term Loan Commitment Agreement. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Revolving Loans or Swingline Loans than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Tranches of Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentences:

Total Leverage Ratio	Revolving Loan Eurodollar Margin	Revolving Loan and Swingline Loan Base Rate Margin
Equal to or greater than 4.00 to 1.00	3.50%	2.50%
Equal to or greater than 3.50 to 1.00 but less than 4.00 to 1.00	3.25%	2.25%
Equal to or greater than 3.00 to 1.00 but less than 3.50 to 1.00	3.00%	2.00%
Less than 3.00 to 1.00	2.75%	1.75%

The Total Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days after the last day of any fiscal quarter of the Borrower (or within 90 days after the last day of the fourth fiscal quarter of the Borrower). The Quarterly Pricing Certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Adjustable Applicable Margins which shall be thereafter applicable (until such Adjustable Applicable Margins are changed or cease to apply in accordance with the following sentences). The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent or (y) the date which is 45 days (or 90 days in the case of the fourth fiscal quarter of the Borrower) following the last day of the fiscal quarter of the Borrower for which the Adjustable Applicable Margins were most recently determined pursuant to this definition (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins for Revolving Loans and Swingline Loans shall be the Highest Adjustable Applicable Margins (x) at all times during which a Default or an Event of Default shall occur and be continuing and (y) at all times prior to the date of delivery of the financial statements of the Borrower pursuant to Section 9.01(a) for the fiscal quarter of the Borrower ending June 30, 2007.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any Capital Stock or other securities of, or Equity Interests in, another Person), but excluding sales of inventory in the ordinary course of business and sales, transfers or other dispositions of assets pursuant to Sections 10.02(ii), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), and (xiv). For purposes of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, Equity Interests of any Person shall not be deemed to constitute assets of such Person.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the Chief Financial Officer, the Treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Benefit Plan Exchange Offer” shall mean any transaction in which the Borrower acquires and/or retires Equity Plan Securities in exchange for other Equity Plan Securities.

“Board Designees” shall mean individuals designated as “Continuing PAETEC Corp. Directors” or “Continuing US LEC Directors” in Article III, Section 8 of the bylaws of the Borrower (as such Article III, Section 8 is in effect on the date hereof) whose appointment or nomination for election to the Board of Directors of the Borrower is effectuated in accordance with Article III, Section 8 of the bylaws of the Borrower (as such Article III, Section 8 is in effect on the date hereof).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 8.13.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that (x) Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans and (y) any Incremental Term Loans incurred pursuant to Section 2.01(b) that are being added to a then existing Tranche of Term Loans shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.14(c).

“Business” shall mean, with respect to the Borrower or any of its Subsidiaries, the business of constructing, developing, owning, managing, maintaining and/or operating, as applicable, the Systems and all operations related thereto or in support thereof.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the relevant interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement (including, in the case of any Test Period ending prior to March 31, 2008 (to the extent that any portion of such Test Period ends prior to the Initial Borrowing Date), the separate financial statements of PAETEC Parent and US LEC delivered pursuant to Sections 6.14 and 9.01(b)).

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, interests, participations or other equivalents in equity of such Person, including, without limitation, (i) in the case of a corporation, any capital stock of such corporation, (ii) in the case of a partnership, partnership interests (whether general or limited) of such partnership and (iii) in the case of a limited liability company, membership interests of such limited liability company.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 365 days from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 365 days from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than 365 days after the date of acquisition by such Person, (vi) investments in money market funds at least 95% of whose assets, determined as of the date of investment by the Borrower or any of its Subsidiaries, consist of securities or instruments of the types described in clauses (i) through (v) above, and (vii) in the case of Foreign Subsidiaries of the Borrower only (in addition to instruments referred to in clauses (i) through (vi) above), instruments equivalent to those referred to in clauses (i) through (iv) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary of the Borrower organized in such jurisdiction.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 11.06.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Borrower on a Fully Diluted Basis, (ii) Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Borrower or (iii) a “Change of Control” (or similar event) shall occur as provided in any Permitted Subordinated Debt Document.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.

“Collateral Agent” shall mean the financial institution acting as Administrative Agent in its capacity as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collective Bargaining Agreements” shall have the meaning provided in Section 6.05.

“Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Common Stock” of any Person shall mean any and all shares, interests, participations or other equivalents of such Person’s Capital Stock, other than Preferred Stock of such Person.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum, dated January 2007, prepared by the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Consolidated Cash Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Borrower and its Subsidiaries (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (including, without limitation, letter of credit fees and commitment fees)) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) (x) the amortization of any deferred financing costs for such period and (y) any interest expense on any outstanding Shareholder Subordinated Notes for such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and

(y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (to the extent such interest expense does not arise from a financing arrangement constituting an operating lease) for such period.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries (as determined in accordance with GAAP) at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries (as determined in accordance with GAAP) at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included in such consolidated current liabilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or extraordinary losses, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case, except with respect to the Synergy Cost Savings referred to in clause (vi) below, to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (including, without limitation, letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income, profits or capital of the Borrower and its Subsidiaries (including, without limitation, state single business unitary and similar taxes imposed in lieu of income taxes), franchise or similar taxes, and foreign withholding taxes paid or accrued during such period and determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iv) the amount of all other non-cash charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period (including, without limitation, non-cash asset impairment charges, non-cash restructuring charges, non-cash costs of exiting a facility and non-cash charges associated with equity compensation), (v) in the case of any period including the fiscal quarter of the Borrower ending March 31, 2007, the amount of all Transaction-Related Expenses incurred during such period, (vi) in the case of any period ending December 31, 2006 and any period ending at the end of the seven immediately succeeding fiscal quarters of the Borrower, an amount equal to the amount of Synergy Cost Savings identified on Schedule XIV for such period, and (vii) in the case of any period including the fiscal quarter of the Borrower ending March 31, 2007 and any of the four immediately succeeding fiscal quarters of the Borrower, the amount of cash payments in respect of Integration Costs expended during such period, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(iv) in a previous period and (ii) for purposes of calculating the Fixed Charge Coverage Ratio only, the amount of consolidated cash interest income of the Borrower and its Subsidiaries for such period. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA for any Test Period which ends on or prior to March 31, 2008, Consolidated EBITDA for all portions of such Test Period occurring prior to March 31, 2007 shall be (i) in the case of the fiscal quarter of the Borrower ended March 31, 2006, $37,200,000, (ii) in the case of the fiscal quarter of the Borrower ended June 30, 2006, $40,300,000, (iii) in the case of the fiscal quarter of the Borrower ended September 30, 2006, $39,500,000, (iv) in the case of the fiscal quarter of the Borrower ended December 31, 2006, the actual Consolidated EBITDA as determined above in this definition without regard to this sentence for the period from and including the first day of such fiscal quarter to and including the last day of such fiscal quarter, and (v) in the case of the fiscal quarter of the Borrower ending March 31, 2007, the actual Consolidated EBITDA as determined above in this definition without regard to this sentence for the period from and including the first day of such fiscal quarter to and including the last day of such fiscal quarter but determined on a pro forma basis as if the Transaction (and related financings) had occurred on the first day of such fiscal quarter.

“Consolidated Indebtedness” shall mean, at any time, the remainder of (A) the sum (without duplication) of (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as indebtedness or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all unpaid drawings or unreimbursed payments on account of Indebtedness of the Borrower and its Subsidiaries of the type described in clause (ii) of the definition of Indebtedness, (iii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (vii) and (viii) of the definition of Indebtedness and (iv) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i), (ii) and (iii) minus (B) the aggregate amount of all Unrestricted cash and Cash Equivalents on hand of the Borrower and the Subsidiary Guarantors at such time in excess of $20,000,000; provided that (x) the amount of Indebtedness in respect of any Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to the determination of such Indebtedness, (y) all Indebtedness of the Borrower in respect of any outstanding Shareholder Subordinated Notes shall not be included in the calculation of Consolidated Indebtedness and (z) amounts available to be drawn or paid under bank guaranties and surety and appeal bonds shall not be included in the calculation of Consolidated Indebtedness.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Subsidiary of the Borrower in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Subsidiary, (ii) the net income (or loss) of any Person (other than a Subsidiary of the Borrower) in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of cash contributed by the Borrower or any Subsidiary of the Borrower to any such Person during such period, (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or on or prior to the date all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower, (iv) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (v) the net income (or loss) of each Unrestricted Subsidiary.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person with respect to any obligation of the type specified in this definition as primary obligations as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing (or in effect guaranteeing) any Indebtedness, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Initial Borrowing Date immediately following the consummation of the Transaction and each other director of the Borrower if such director’s appointment or nomination for election to the Board of Directors of the Borrower is recommended or approved by a majority of the then Continuing Directors (or by a duly appointed committee appointed by a majority of the then Continuing

Directors). For purposes of this definition, at any time prior to the third anniversary of the Initial Borrowing Date, all Board Designees shall be deemed to be directors of the Borrower whose appointment or nomination for election to the Board of Directors of the Borrower was recommended or approved in the manner set forth in the immediately preceding sentence.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, each Incremental Term Loan Commitment Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Mortgage and each Additional Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall initially mean $0; provided that (i) if the Total Leverage Ratio for any Test Period ending on the last day of an Excess Cash Payment Period is less than 2.50:1.00, the Cumulative Retained Excess Cash Flow Amount shall be increased on the Excess Cash Payment Date immediately following such Excess Cash Payment Period by an amount equal to 25% of the Excess Cash Flow for such Excess Cash Payment Period and (ii) the Cumulative Retained Excess Cash Flow Amount shall be reduced on each date that a Dividend is paid or made pursuant to Section 10.03(xiv) by the aggregate amount of the Dividends so paid or made on each such date.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (including, without limitation, Equity Interests issued by another Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Capital Stock or any other Equity Interests outstanding on or after the Effective Date, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Capital Stock or any other Equity Interests of such Person outstanding on or after the Effective Date.

“Documentation Agent” shall mean CIT Lending Services Corporation, in its capacity as Documentation Agent for the Lenders hereunder and under the other Credit Documents.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Merger Documents, (iii) the Refinancing Documents, (iv) the Preferred Stock Repurchase Documents and (v) on and after the execution and delivery thereof, the Permitted Subordinated Debt Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effect” shall have the meaning provided in Section 6.08(a).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries, natural persons and any “accredited investor” (as defined in Rule 501(a)(8) under the Securities Act) in which all of the equity owners are natural persons.

“Employee Benefit Plans” shall have the meaning provided in Section 6.05.

“Employment Agreements” shall have the meaning provided in Section 6.05.

“End Date” shall have the meaning provided in the definition of Applicable Margin.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings by a Governmental Authority or other third party relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal

Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean Capital Stock of such Person and warrants, options and other similar rights to purchase or acquire Capital Stock of such Person (it being understood that Equity Interests shall not include outstanding debt instruments that are convertible into, or exchangeable for, Capital Stock).

“Equity Plan” shall mean any stock option, restricted stock, stock incentive, employee stock purchase, deferred compensation, profit sharing, defined benefit, defined contribution or other benefit plan of the Borrower or any of its Subsidiaries and the related award agreements under each such plan.

“Equity Plan Securities” shall mean any Equity Interests of the Borrower awarded, granted, sold or issued pursuant to any Equity Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (i) with respect to each Interest Period for a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or any successor page) and identified as the London Interbank Offered Rate as of 11:00 A.M. (London time) on the applicable Interest Determination Date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (i), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two

Business Days thereafter as of 10:00 A.M. (New York City time) on the applicable Interest Determination Date, in either case divided (and rounded upward to the nearest 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (to the extent permitted to be made hereunder) (other than Capital Expenditures to the extent financed with proceeds of sales or issuances of Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness (including, without limitation, with Capitalized Lease Obligations)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries (to the extent permitted to be made hereunder) and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries (to the extent permitted to be made hereunder) during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of sales or issuances of Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness and (3) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required, in the case of Term Loans, as a result of a Scheduled Repayment pursuant to Section 5.02(b) or (y) made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than any such payments to the extent financed with proceeds of sales or issuances of Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness).

“Excess Cash Payment Date” shall mean the date occurring 95 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2007).

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from March 1, 2007 to the last day of the Borrower’s fiscal year ending December 31, 2007 (taken as one accounting period), and (ii)

with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 under the Exchange Act as in effect from time to time, or in any successor rule thereto.

“Existing Credit Agreements” shall mean, collectively, the Existing First-Lien Credit Agreement, the Existing Second-Lien Credit Agreement and the Existing Revolving Credit Agreement.

“Existing First-Lien Credit Agreement” shall mean the First-Lien Credit Agreement, dated as of June 12, 2006, among PAETEC Parent, PaeTec Communications, the lenders from time to time party thereto, Merrill Lynch Capital Corporation, as administrative agent, Merrill Lynch Capital Corporation, as collateral agent, and Deutsche Bank Securities Inc., CIT Capital Securities, LLC, and CIBC World Markets Corp. as co-syndication agents, as amended through, and as in effect on, the Initial Borrowing Date.

“Existing Indebtedness” shall have the meaning provided in Section 6.07(d).

“Existing Indebtedness Agreements” shall have the meaning provided in Section 6.05.

“Existing Inside Letters of Credit” shall have the meaning provided in Section 3.01(a).

“Existing Outside Letters of Credit” shall mean each of the letters of credit described in Part B of Schedule II.

“Existing Revolving Credit Agreement” shall mean the Loan and Security Agreement, dated as of October 25, 2005, among US LEC, the guarantors party thereto and Wachovia Bank, National Association, as amended through, and as in effect on, the Initial Borrowing Date.

“Existing Second-Lien Credit Agreement” shall mean the Second-Lien Credit Agreement, dated as of June 12, 2006, among PAETEC Parent, PaeTec Communications, the lenders from time to time party thereto, Merrill Lynch Capital Corporation, as administrative agent, Merrill Lynch Capital Corporation, as collateral agent, and Deutsche Bank Securities Inc., CIT Capital Securities, LLC, and CIBC World Markets Corp. as co-syndication agents, as amended through, and as in effect on, the Initial Borrowing Date.

“Existing 2009 Senior Secured Notes” shall mean US LEC’s Second Priority Senior Secured Floating Rate Notes due 2009, issued pursuant to the Existing 2009 Senior Secured Notes Indenture.

“Existing 2009 Senior Secured Notes Indenture” shall mean the Indenture, dated as of September 30, 2004, among US LEC, as issuer, certain of its Subsidiaries, as guarantors, and the trustee therefor, as the same may have been amended through, and as in effect on, the Initial Borrowing Date.

“Existing US LEC Minority Investment” shall mean the equity investment held by US LEC on the Initial Borrowing Date and more particularly described on item 3 of Schedule X, together with all rights, obligations and arrangements relating to such ownership.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“FCC” shall mean the Federal Communications Commission or any successor commission or agency of the United States of America having jurisdiction over the Borrower or any of its Subsidiaries or any System.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Covenants” shall mean, collectively, each of the financial covenants contained in Sections 10.07 and 10.08.

“Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Fixed Charges for such Test Period; provided, that for purposes of any calculation of the Fixed Charge Coverage Ratio pursuant to Sections 2.14(a), 9.15(a) and 10.04(xi) only, Consolidated EBITDA and Fixed Charges shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein to give effect to any other adjustments required thereby.

“Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Cash Interest Expense for such period (net of consolidated cash interest income of the Borrower and its Subsidiaries for such period), (ii) the scheduled principal amount of all amortization payments on all Indebtedness of the Borrower and its Subsidiaries for such period

(including the principal component of all Capitalized Lease Obligations but excluding payments pursuant to the Refinancing) and the aggregate amount of all required payments in respect of the interest component of all Capitalized Lease Obligations for such period, as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof), (iii) the amount of all cash payments made by the Borrower and its Subsidiaries in respect of income taxes or income tax liabilities during such period (net of cash tax refunds received by the Borrower and its Subsidiaries during such period and excluding taxes related to asset sales not in the ordinary course of business), (iv) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than (v) any Capital Expenditures constituting Capitalized Lease Obligations, (w) Capital Expenditures made in connection with the acquisition of an asset that becomes subject to a Lien securing Capitalized Lease Obligations within 180 days following the acquisition of such asset, (x) Capital Expenditures to the extent financed with proceeds from sales or issuances of Equity Interests, with asset sale proceeds (other than from sales of inventory in the ordinary course of business), with insurance proceeds or with proceeds of Indebtedness (including, without limitation, Capitalized Lease Obligations), (y) Capital Expenditures constituting Permitted Acquisitions and (z) Integration Capital Expenditures to the extent incurred during the fiscal year of the Borrower ending December 31, 2007, provided that no more than $6,000,000 of such Integration Capital Expenditures in the aggregate may be excluded for all periods pursuant to this sub-clause (z)) and (v) the aggregate amount of all cash Dividends paid or made by the Borrower pursuant to Sections 10.03(xiii) and (xiv) during such period. Notwithstanding anything to the contrary contained herein (but subject to any further adjustment required by the definition of “Fixed Charge Coverage Ratio”), for purposes of determining Fixed Charges as used in the calculation of the Fixed Charge Coverage Ratio for any Test Period ending on or prior to March 31, 2008, Fixed Charges shall mean an amount equal to the product of (I) actual Fixed Charges (determined as provided above in this definition without regard to this sentence) for the period commencing on April 1, 2007 and ending on the last day of the fiscal quarter of the Borrower then most recently ended multiplied by (II) a fraction the numerator of which is 365 and the denominator of which is the number of days from April 1, 2007 through the last day of the fiscal quarter of the Borrower then most recently ended; provided that the multiplication process contemplated by preceding sub-clauses (I) and (II) shall not be used when computing the component of Fixed Charges reflected in clause (iv) of this definition, but rather the Capital Expenditures contemplated by such clause (iv) for inclusion in the determination of Fixed Charges for purposes of this sentence shall be, for periods ending on or prior to December 31, 2006, the Capital Expenditures of PAETEC Parent, US LEC and their respective Subsidiaries identified on Schedule XV for such periods (in the case of the fiscal quarter ended December 31, 2006, as the identified amount may be adjusted as a result of the 2006 year-end audit for each of US LEC and PAETEC Parent and their respective Subsidiaries) and for periods from and after January 1, 2007, the Capital Expenditures of the Borrower and its Subsidiaries that would otherwise be included in such determination for such periods as provided above in such clause (iv).

“Foreign Permitted Acquisition” shall mean a Permitted Acquisition in respect of which (i) a substantial part of the business, division or product line acquired, or (ii) a substantial part of the business of the Person acquired and its Subsidiaries taken as a whole, is, in either case, in a jurisdiction other than the United States.

“Foreign Permitted Acquisition Additional Equity Amount” shall mean an amount equal to the lesser of (x) $25,000,000 and (y) the aggregate Net Equity Proceeds received by the Borrower after the Initial Borrowing Date solely from the issuance by the Borrower of Borrower Common Stock and/or Qualified Preferred Stock the proceeds of which are promptly used to fund a Foreign Permitted Acquisition.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“Fully Diluted Basis” shall mean, as of any date of determination, the sum of (a) the number of shares of Voting Stock outstanding as of such date of determination plus (b) the number of shares of Voting Stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date of determination.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that it or the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that certain determinations in accordance with GAAP are subject to Section 13.07(a).

“Governmental Approval” shall mean, with respect to the Borrower or any of its Subsidiaries, any license, permit or certificate of public convenience and necessity issued or required to be issued to any such Person by the FCC, any PUC or any other Governmental Authority in connection with any System.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the FCC and any PUC).

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or

“pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, the exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower with assets with a Fair Market Value of less than $1,000,000.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(b).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which the Borrower incurs Incremental Term Loans of such Tranche pursuant to Section 2.01(b), which date shall be the date of the effectiveness of the Incremental Term Loan Commitment Agreement pursuant to which such Incremental Term Loans are to be made.

“Incremental Term Loan Commitment” shall mean, with respect to each Incremental Term Loan Lender, the commitment of such Lender to make Incremental Term Loans pursuant to Section 2.01(b) on a given Incremental Term Loan Borrowing Date, as such commitment is set forth in the respective Incremental Term Loan Commitment Agreement delivered pursuant to Section 2.14(b) and as same may be terminated pursuant to Section 4.03 or 11.

“Incremental Term Loan Commitment Agreement” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates or the amount of the indebtedness secured by such property, whichever is less), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accounts payable, contract termination fees, Shortfall Fees, accrued expenses and deferred tax and other credits in each case incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indebtedness to be Refinanced” shall mean, collectively, the Existing Credit Agreements and the Existing 2009 Senior Secured Notes.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Section 4.03 or 11.

“Initial Term Loan Maturity Date” shall mean February 28, 2013.

“Initial Term Loan” shall have the meaning provided in Section 2.01(a).

“Initial Term Note” shall have the meaning provided in Section 2.05.

“Integration Capital Expenditures” shall mean Capital Expenditures which are attributable to, or made in connection with, the integration of the operations and businesses of PAETEC Parent and its Subsidiaries, on the one hand, and US LEC and its Subsidiaries, on the other hand, in connection with the Merger.

“Integration Costs” shall mean up to $14,500,000 of one-time, nonrecurring compensation costs related to employee severance and retention incurred by the Borrower and its Subsidiaries before and after the consummation of the Merger which are attributable to the integration of the operations and businesses of PAETEC Parent and its Subsidiaries, on the one hand, and US LEC and its Subsidiaries, on the other hand, in connection with the Merger.

“Intercompany Debt” shall mean any Indebtedness, payables or other payment obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans and/or Intercompany Debt permitted under Section 10.04(ii), duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean each of (i) DBTCA (except as otherwise provided in Section 12.09), (ii) M&T in the case of any Existing Inside Letters of Credit and (iii) any other Lender (which also may include M&T) reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“Joint Lead Arrangers” shall mean each of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as Joint Lead Arrangers, and any successor thereto.

“Joint Lead Bookrunners” shall mean each of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as Joint Book Runners, and any successor thereto.

“L/C Sublimit” shall mean, at any time, (i) $25,000,000 minus (ii) the sum of the aggregate available amount of the Other Letters of Credit plus any unreimbursed drawings in respect thereof.

“L/C Supportable Obligations” shall mean (i) Ordinary Course Obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (w) any Permitted Subordinated Debt, (x) any Shareholder Subordinated Notes, (y) any other Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) any Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 3.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01(a), 2.01(b), 2.01(c), 2.01(e) or 3.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“M&T” shall mean M&T Bank in its capacity other than as a Lender.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranche or Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Agreements” shall have the meaning provided in Section 6.05.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(e).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean:

(i) for purposes of Section 8 to the extent that any representation or warranty in Section 8 is made on the Initial Borrowing Date, a Merger Agreement Material Adverse Effect; and

(ii) for purposes of Section 8 to the extent that any representation or warranty in Section 8 is made (or deemed made) after the Initial Borrowing Date and for all other purposes for this Agreement and each other Credit Document, (A) a material adverse effect on the business, property, assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (B) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Material Weakness” shall mean a deficiency in the Borrower’s control over financial reporting that constitutes a “material weakness” based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Term Loan Maturity Date, each Incremental Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Swingline Amount” shall mean $5,000,000.

“Merger” shall mean, collectively, the merger transactions contemplated by the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of August 11, 2006, as amended as of December 22, 2006 and as of February 6, 2007, among US LEC, PAETEC Parent, the Borrower, WC Acquisition Sub U Corp., a Delaware corporation, and WC Acquisition Sub P Corp., a Delaware corporation, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Merger Agreement Material Adverse Effect” shall have the meaning provided in Section 6.08(a).

“Merger Documents” shall mean the Merger Agreement and all other agreements and documents relating to the Merger, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $2,500,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage or other Security Document pursuant to the terms hereof.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Revolving Loan Commitment and/or repayment of Term Loans pursuant to Section 5.02(c) or (f), as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) incurred in connection with any such event.

“Net Equity Proceeds” shall mean, with respect to each issuance or sale of any Borrower Common Stock and/or Qualified Preferred Stock by the Borrower or any capital contribution to the Borrower, the cash proceeds (net of underwriting discounts and commissions and other costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the Borrower from the respective sale or issuance of Borrower Common Stock and/or Qualified Preferred Stock or from the respective capital contribution (other than from sales or issuances of Borrower Common Stock and/or Qualified Preferred Stock to, or capital contributions from, employees, officers and/or directors of the Borrower or any of its Subsidiaries).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 45 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement and other than any Interest Rate Protection Agreements or Other Hedging Agreements secured by the Security Documents) permitted hereunder which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Non-Compete Agreements” shall have the meaning provided in Section 6.05.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Wholly Owned Domestic Subsidiary” shall mean, as to any Person, each Domestic Subsidiary of such Person which is not a Wholly-Owned Domestic Subsidiary of such Person.

“Non-Wholly Owned Foreign Subsidiary” shall mean, as to any Person, each Foreign Subsidiary of such Person which is not a Wholly-Owned Foreign Subsidiary of such Person.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Initial Term Note, each Incremental Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Anca Trifan, Telephone No.: (212) 250-6159, and Telecopier No.: (212) 797-5690, and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attention: James Cullen, Telephone No.: (201) 593-2180, and Telecopier No.: (201) 593-2308, or (in either case) such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any other receivables financing transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, (iii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person or (iv) any obligation under a Synthetic Lease.

“Ordinary Course Letters of Credit” shall mean letters of credit issued for the account of the Borrower or any Subsidiary of the Borrower to secure Ordinary Course Obligations.

“Ordinary Course Obligations” shall mean the following obligations incurred by the Borrower or any of its Subsidiaries in the ordinary course of business: obligations in connection with workers compensation claims, unemployment insurance and social security benefits; obligations securing the performance of bids, tenders, leases, network services and contracts in the ordinary course of business; statutory obligations; escrow arrangements and similar arrangements for payment of sums in dispute; and surety bonds, performance bonds and other obligations of a like nature.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices. For purposes of this definition, “commodity agreements or other similar agreements” shall not be deemed to include any service contracts, leases or other agreements or arrangements for the purchase of telecommunications capacity.

“Other Letters of Credit” shall mean, collectively, the Existing Outside Letters of Credit and the Ordinary Course Letters of Credit.

“PaeTec Capital Corp.” shall mean PaeTec Capital Corp., a Delaware corporation.

“PaeTec Communications” shall mean PaeTec Communications, Inc., a Delaware corporation.

“PAETEC Parent” shall mean PAETEC Corp., a Delaware corporation.

“PAETEC Software” shall mean PAETEC Software Corp., a New York corporation.

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by the Borrower, any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor and, in the case of a Foreign Permitted Acquisition, any Wholly-Owned Foreign Subsidiary of the Borrower, of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business (i) with and into the Borrower (so long as the Borrower is the surviving corporation), (ii) with a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as a Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor is the surviving or continuing Person, unless such Subsidiary Guarantor is a Shell Merger Subsidiary, in which event the Person acquired by such merger may be the surviving or continuing Person and, in such event, shall become a Wholly-Owned Subsidiary of the Borrower that is a Subsidiary Guarantor) or (iii) in the case of a Foreign Permitted Acquisition, with a Wholly-Owned Foreign Subsidiary of the Borrower (so long as a Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing Person)), provided that, in the case of each Permitted Acquisition, (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), Borrower Common Stock (including options, warrants or other rights to acquire Borrower Common Stock), Qualified Preferred Stock, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, or any combination of the foregoing forms of consideration, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person, unless such Acquired Entity or Business owns 100% of the Equity Interests of such other Person, (C) except in the case of a Foreign Permitted Acquisition, substantially all of the business, division or product line acquired pursuant to such Permitted Acquisition, or the business of the Person acquired pursuant to such Permitted Acquisition and its Subsidiaries, taken as a whole, is in the United States, and (D) the Acquired Entity or Business acquired pursuant to such Permitted Acquisition is in a business permitted by Section 10.12. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Collateral Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) Arunas A. Chesonis, his Affiliates, one or more of his lineal descendants and any trusts established for the benefit of Arunas A. Chesonis, his spouse and/or any such lineal descendants, (ii) Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P., Blackstone Family Investment Partnership III L.P. and Blackstone Management Associates III L.L.C. and their respective Affiliates, (iii) Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P., Special Advisors Fund I LLC, Madison Dearborn Partners III L.P. and Madison Dearborn Partners, LLC and their respective Affiliates, (iv) Richard T. Aab, his Affiliates, one or more of his lineal descendants and any trusts established for the benefit of Richard T. Aab, his spouse and/or any such lineal descendants, and (v) Tansukh V.Ganatra, his Affiliates, one or more of his lineal descendants and any trusts established for the benefit of Tansukh V.Ganatra, his spouse and/or any such lineal descendants.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Subordinated Debt” shall mean any subordinated Indebtedness of the Borrower incurred in connection with a Permitted Acquisition, which Indebtedness may be guaranteed on a subordinated basis by one or more Subsidiary Guarantors and all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties, standstill provisions, cash pay limitations and subordination provisions) and the documentation therefor are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization, redemption, sinking fund or similar payment or have a final maturity, in either case prior to the date occurring six months following the latest Maturity Date, (iv) any “change of control” covenant included in the documentation governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay the Obligations in full in cash and terminate the Total Commitment, (v) the documentation governing such Indebtedness shall not include any financial maintenance covenants, and (vi) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon the occurrence and continuation of a payment default with respect to “senior debt” and cover all obligations under Interest Rate Protection Agreements and Other Hedging Agreements. The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that the incurrence of such Permitted Subordinated Debt is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

“Permitted Subordinated Debt Documents” shall mean, on and after the execution and delivery thereof, each note, instrument, agreement, guaranty and other documents relating to each incurrence of Permitted Subordinated Debt, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the

Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 6.11.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Post-Closing Period” shall have the meaning provided in Section 9.15(a).

“Preferred Stock” of any Person shall mean Capital Stock of such Person (other than Common Stock of such Person) of any class or classes that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person, and, with respect to the Borrower, shall include any Qualified Preferred Stock.

“Preferred Stock Repurchase” shall have the meaning provided in Section 6.07(c).

“Preferred Stock Repurchase Documents” shall mean all notices, agreements and other documents entered into in connection with the Preferred Stock Repurchase.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent such revolving Indebtedness is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent retirement or repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent such revolving Indebtedness is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while such Indebtedness was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to such provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 2.14(a), 9.15(a) and 10.04(xi) only) as if such Permitted Acquisition or Significant Asset Sale, as the case may be, had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Projections” shall mean the financial projections that are contained in the Confidential Information Memorandum.

“PUC” shall mean any state Governmental Authority having utility or telecommunications regulatory authority over the Borrower or any of its Subsidiaries or any System.

“Qualified Preferred Stock” shall mean any Preferred Stock of the Borrower (i) the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited or restricted by the terms of this Agreement or any other agreement of the Borrower or any of its Subsidiaries relating to outstanding Indebtedness and (ii) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the Borrower) and is not redeemable, pursuant to a sinking fund obligation or otherwise (other than at the option of the Borrower), or required to be repurchased (including, without limitation, upon the occurrence of any change of control event), in whole or in part, on or prior to one year following the latest Maturity Date.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or cash condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (other than on account of any (x) business interruption insurance policy or (y) directors’ or officer’s (or similar liability) insurance policy).

“Refinancing” shall mean the refinancing transactions described in Sections 6.07(a) and (b).

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Reorganization” shall mean, collectively, a series of related transactions in which (i) PAETEC Parent contributes the Capital Stock of PaeTec Communications to PaeTec Capital Corp., (ii) PaeTec Capital Corp. contributes switching equipment and substantially all of its other assets to PaeTec Communications and (iii) PaeTec Capital Corp. merges with and into PAETEC Parent, with PAETEC Parent being the surviving corporation in such merger, or is otherwise dissolved or liquidated into PAETEC Parent.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 or any successor thereto.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(c).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean February 28, 2012.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Repayment” shall mean each Scheduled Initial Term Loan Repayment and each Scheduled Incremental Term Loan Repayment of a given Tranche, as the context may require.

“Scheduled Repayment Date” shall mean each Scheduled Initial Term Loan Repayment Date and each Scheduled Incremental Term Loan Repayment Date of a given Tranche, as the context may require.

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Shareholder Rights Plan” shall mean a plan adopted by the Board of Directors of the Borrower which provides for the dividend or distribution to some or all of the stockholders of the Borrower of Equity Interests in the form of rights that entitle the holders thereof to exercise special voting rights in respect of Borrower Common Stock and/or Qualified Preferred Stock and/or to purchase at a discounted value (i) shares of Borrower Common Stock and/or Qualified Preferred Stock, in either case to the extent that such Equity Interests are otherwise permitted to be issued under this Agreement, and/or (ii) Equity Interests of another Person that is not a Subsidiary or an Unrestricted Subsidiary of the Borrower.

“Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by the Borrower and not guaranteed by any Subsidiary of the Borrower in the form of Exhibit N, as the same may be modified, amended or supplemented from time to time pursuant to the terms hereof and thereof.

“Shareholders’ Agreements” shall have the meaning provided in Section 6.05.

“Shell Merger Subsidiary” shall mean a Wholly-Owned Domestic Subsidiary which is formed for the sole purpose of effecting a Permitted Acquisition by merger with another Person and which has nominal assets immediately prior to the consummation of such merger.

“Shortfall Fees” shall mean fees or payments, however described in the applicable agreement, paid or payable by the Borrower or any Subsidiary of the Borrower pursuant to a network services or equipment supply agreement for the purchase of goods or services entered into in the ordinary course of business if the Borrower or such Subsidiary shall fail to make minimum specified purchases of network capacity, equipment or other goods or services as required in accordance with the terms of such agreement.

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $5,000,000.

“Start Date” shall have the meaning provided in the definition of Applicable Margin.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.10.

“Subsidiary” shall mean, as of any date of determination, as to any Person, any corporation, partnership, limited liability company, association, joint venture or other entity, more than 50% of whose Voting Stock is at such date of determination owned by such Person and/or by one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (except for purposes of Sections 8.06, 8.09, 8.10, 8.15, 8.18, 9.01(f)(ii), 9.01(f)(iii), 9.01(h), 9.05, 9.06, 9.07, 9.10 and 11.06 and the definition of Unrestricted Subsidiary contained herein), neither (i) an Unrestricted Subsidiary nor (ii) subject to compliance with the provisions of Section 10.12(b), US LEC PAC, shall be deemed to be a Subsidiary of the Borrower or any of its other Subsidiaries for purposes of this Agreement and the other Credit Documents.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower (whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date), unless and until such time as such Domestic Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(d).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Switching Equipment” shall mean telecommunications switches and associated electronics.

“Syndication Agent” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as the Syndication Agent for the Lenders hereunder and under the other Credit Documents.

“Syndication Date” shall mean that date upon which the Administrative Agent determines in its reasonable discretion (and notifies the Borrower) that the Successful Syndication (as such term is defined in the Fee Letter dated August 11, 2006, among DBTCA, Deutsche Bank Securities Inc., Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith, CIT Lending Services Corporation, CIT Capital Securities, LLC, US LEC, PAETEC Parent and PaeTec Communications) and the resulting addition of Persons as Lenders pursuant to Section 13.04(b) has been completed.

“Synergy Cost Savings” shall mean cost savings in an aggregate amount of $42,100,000 identified on Schedule XIV to be realized by the Borrower and its Subsidiaries in connection with the Merger which are attributable to the integration of the operations and businesses of PAETEC Parent and its Subsidiaries, on the one hand, and US LEC and its Subsidiaries, on the other hand, including, without limitation, cost savings related to (i) employee terminations, (ii) selling, general and administrative expenses, and (iii) consolidation of network operations and back office systems.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“System” shall mean each system constructed, developed, owned, managed, maintained and/or operated, as applicable, by the Borrower or any of its Subsidiaries from time to time for or with respect to (i) the delivery, distribution or provision of services relating to the delivery, sale, construction or distribution of communications, telecommunications, voice, data, fax or video services and networks; (ii) the creation, development or marketing of equipment, software and other devices for use in the communications or telecommunications business described in clause (i) above; or (iii) any business, activity or opportunity reasonably similar, related, complementary, incidental or ancillary to those listed in clause (i) above, including any businesses conducted by the Borrower and its Subsidiaries on the Initial Borrowing Date or that are contemplated in the Confidential Information Memorandum and any businesses similar, related, complementary or ancillary thereto or that constitute a reasonable extension or expansion thereof, and the acquisition, holding or exploitation of any license relating to the delivery of any of the foregoing services.

“Tax Sharing Agreements” shall have the meaning provided in Section 6.05.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Telecommunications Equipment” shall mean fiber optic cable, switches, transmission equipment and other ancillary equipment necessary for the installation and operation of a switch room or central office and co-location with other telecommunications providers that will enable the Borrower or any Subsidiary of the Borrower to offer telephony services, as well as all software and hardware associated with the network operating center and back office systems (including, without limitation, operations systems and support, billing systems and data services), together with all related support and installation costs associated with an operational system, provided that such costs are capitalized in accordance with GAAP.

“Term Loan” shall mean each Initial Term Loan and each Incremental Term Loan.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Test Period” shall mean, at any time, the period of four consecutive fiscal quarters of the Borrower then last ended (determined, except as expressly provided in this Agreement, as if the Borrower was in existence for the respective periods prior to the Initial Borrowing Date), taken as one accounting period; provided that for purposes of any calculation of Fixed Charges for any “Test Period” ending on or prior to March 31, 2008, Fixed Charges shall be calculated in accordance with the last sentence appearing in the definition of “Fixed Charges.”

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Incremental Term Loan Commitment” of any Tranche of Incremental Term Loans shall mean, at any time, the sum of the Incremental Term Loan Commitments of such Tranche at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each Lender at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio pursuant to Sections 2.14(a), 9.15(a) and 10.04(xi) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Effective Date, i.e., Initial Term Loans, Revolving Loans and Swingline Loans; provided that, for purposes of Sections 2.13, 13.04(b), 13.12(a) and (b) and the definition of “Majority Lenders”, Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche”. In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Initial Borrowing Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective

Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14.

“Transaction” shall mean, collectively, (i) the consummation of the Merger, (ii) the consummation of the Refinancing, (iii) the consummation of the Preferred Stock Repurchase, (iv) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof and (v) the payment of all fees and expenses in connection with the foregoing.

“Transaction-Related Expenses” shall mean, whenever incurred, the legal, accounting, financial advisory and other fees payable by the Credit Parties in connection with the Transaction.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that (i) is acquired or created after the Initial Borrowing Date pursuant to Sections 10.05(xviii) and 10.13(c), (ii) is not already a Subsidiary of the Borrower at the time of (and immediately prior to) the acquisition or creation thereof and (iii) is designated by the Borrower at the time of the acquisition or creation thereof as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and shall include any Subsidiary of such Unrestricted Subsidiary; provided that the Borrower shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as (a) no Default or Event of Default then exists or would result therefrom, (b) such Unrestricted Subsidiary does not own any Capital Stock of, or other Equity Interests in, or have any Lien on any property of, the Borrower or any Subsidiary of the Borrower other than a Subsidiary of the Unrestricted Subsidiary, (c) any Indebtedness and other obligations of such Unrestricted Subsidiary are non-recourse to the Borrower or any of its other Subsidiaries or to any of their respective assets and (d) the Borrower’s and its other Subsidiaries’ aggregate

Investments in all Unrestricted Subsidiaries made after the Effective Date do not exceed that amount permitted by Section 10.05(xviii).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“US LEC” shall mean US LEC Corp., a Delaware corporation.

“US LEC PAC” shall mean the US LEC Political Action Committee, an organization sponsored by US LEC.

“Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association, joint venture or other entity 100% of whose outstanding Equity Interests (other than any directors’ qualifying shares or investments by foreign nationals to the extent required by applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person. Notwithstanding the foregoing, PAETEC Software shall be deemed to be a Wholly-Owned Subsidiary if it shall meet the requirements of the foregoing except for its issuance of Equity Interests in compliance with clause (v) of Section 10.11(b).

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent has otherwise agreed, until the earlier to occur of the 30th day following the Initial Borrowing Date or the date upon which the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), Initial Term Loans shall be maintained (x) during the first five Business Days following the Initial Borrowing Date, as a single Borrowing of Base Rate Loans and (y) thereafter, as one Borrowing of Eurodollar Loans, with an Interest Period of one month, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date (immediately prior to the termination thereof pursuant to Section 4.03(b) on such date). Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the respective Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender on the respective Incremental Term Loan Borrowing Date (immediately prior to the termination thereof pursuant to Section 4.03(c) on such date). Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

(c) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(d) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(d), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(e) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the

Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than fifteen Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans.

2.03. Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Incremental Term Loans or Revolving Loans and, if Incremental Term Loans, the specific Tranche thereof, (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto, and (v) in the case of a Borrowing of Revolving Loans the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing, and (C) in the case of a Borrowing of Swingline Loans the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Initial Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”), and (iv) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent has otherwise agreed or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), conversions of Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the Interest Period referred to in clause (B) of Section 2.01(a)(iii) and so long as such conversion does not result in a greater number of Borrowings of Eurodollar Loans than are permitted under Section 2.01(a)(iii), and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. Pro Rata Borrowings. All Borrowings of Initial Term Loans, Incremental Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments, applicable Incremental Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in Section 2.01(a)(iii)), be a one, two, three, six or, in the case of Revolving Loans only, to the extent approved by each Lender with a Revolving Loan Commitment, nine or twelve month period (or in the case of the initial Interest Period for a given Tranche of Incremental Term Loans that are to be added to (and form a part of) a then existing Tranche of Term Loans, such other period, not to exceed one month, as is acceptable to the Administrative Agent), provided that (in each case):

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(vii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 5.02(b), if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank Eurodollar market,

adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the applicable interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within any applicable time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar

Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, with the object of avoiding the consequence of the event giving rise to the operation of such Section, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender, provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to such Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of a Tranche, the outstanding Term Loans of such Tranche) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid

Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b) all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04(b). Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14. Incremental Term Loan Commitments. (a) The Borrower shall have the right, after the occurrence of the Syndication Date, to request from time to time (by written notice to the Administrative Agent, who shall send a copy of such notice to each Lender) that one or more Lenders (and/or one or more other Persons, reasonably acceptable to the Administrative Agent, which will become Lenders as provided below) provide Incremental Term Loan Commitments and, subject to the terms and conditions contained in this Agreement and the relevant Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto, so long as (w) no Default or Event of Default then exists or would result therefrom, (x) all Incremental Term Loans are incurred on the date of the effectiveness of the respective Incremental Term Loan Commitment Agreement pursuant to which the related Incremental Term Loan Commitments are provided, (y) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that the full amount of the respective Incremental Term Loans may be incurred without violating the terms of any Permitted Subordinated Debt, any other material Indebtedness of the Borrower or any of its Subsidiaries or the documentation governing any such Indebtedness and (z) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with each of the Financial Covenants for the Calculation Period most recently ended prior to the date of the respective incurrence of Incremental Term Loans (determined as if the full amount of such Incremental Term Loans had been incurred on the first day of such Calculation Period); it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (or any other Person, reasonably acceptable to the Administrative Agent, which will qualify as an Eligible Transferee) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) the amount of each Tranche of Incremental Term Loan Commitments (whether constituting a new Tranche of Incremental Term Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans) shall be in a minimum aggregate amount (for all Lenders and Eligible Transferees which will become Lenders) of at least $25,000,000, (iv) the aggregate amount of all Incremental Term Loan Commitments permitted to be provided pursuant to this Section 2.14 shall not exceed $100,000,000, (v) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender, (vi) each Tranche of Incremental Term Loans shall (I) have an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date, (II) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (III) be subject to the Applicable Margins that are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans, (vii) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the Initial Term Loans or any other then existing Tranche of Term Loans) unless the requirements of Section 2.14(c) are satisfied), (viii) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Subsidiaries Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Subsidiaries Guaranty, (ix) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(b) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents and (x) all actions taken by the Borrower pursuant to this Section 2.14 shall be done in coordination with the Administrative Agent.

(b) In connection with any provision of Incremental Term Loan Commitments pursuant to this Section 2.14, (i) the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee reasonably acceptable to the Administrative Agent (each, an “Incremental Term Loan Lender”) which agrees to provide an Incremental Term Loan Commitment shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement substantially in the form of Exhibit K (appropriately completed) (each, an “Incremental Term Loan Commitment Agreement”), with the effectiveness of such Incremental Term Loan Lender’s Incremental Term Loan Commitment to occur upon delivery of such Incremental Term Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent) and the satisfaction of the other terms and conditions described in this Section 2.14 and in the respective Incremental Term Loan Commitment Agreement, and (ii) the Borrower shall deliver to the Administrative Agent (x) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated the applicable Incremental Term Loan Borrowing Date, covering such matters relating to the provision of the Incremental Term Loan Commitments as may be reasonably requested by the Administrative Agent, (y) a solvency certificate from the Chief Financial Officer of the Borrower, dated the applicable Incremental Term Loan Borrowing Date, substantially in the form of Exhibit J (with appropriate modifications that are reasonably acceptable to the Administrative Agent to reflect the Incremental Term Loans and any related transactions to occur on such date) and (z) such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time (A) Schedule I shall be deemed modified to reflect the Incremental Term Loan Commitments of such Incremental Term Loan Lenders and (B) to the extent requested by any Incremental Term Loan Lender, an appropriate Incremental Term Note will be issued at the Borrower’s expense to such Incremental Term Loan Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Loan Lender.

(c) Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii) the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added, with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as was theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche of Term Loans proportionately; and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans of the respective Tranche and which will end on the last day of such Interest Period). In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Eurodollar Loans during an existing Interest Period on such basis as may be reasonably determined by the respective Lenders to compensate them for funding the various Incremental Term Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon rates then applicable thereto). All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

SECTION 3. Letters of Credit.

3.01. Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing

Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each letter of credit issued pursuant to this Section 3.01(a), together with each letter of credit described in the immediately succeeding sentence, a “Letter of Credit”). It is hereby acknowledged and agreed that each of the letters of credit described in Part A of Schedule II (the “Existing Inside Letters of Credit”), which were issued under the Existing First-Lien Credit Agreement and remain outstanding on the Initial Borrowing Date, shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Initial Borrowing Date. All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02. Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) the L/C Sublimit or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms reasonably acceptable to the respective Issuing Lender) and (B) 10 Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 10 Business Days prior to the Revolving Loan Maturity Date.

3.03. Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing, of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $25,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04. Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent that such notice is given after 12:00 Noon (New York City time) on any Business Day, such amount will be made available by each Participant on the immediately succeeding Business Day). If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause

(c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05. Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans, provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any of its Subsidiaries may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any Drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06. Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such

Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to  1/2 of 1% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. The accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower, PAETEC Parent, US LEC or any of their respective Subsidiaries and the Administrative Agent.

(f) The Borrower shall pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees and other amounts, if any, as are specified in each Incremental Term Loan Commitment Agreement, with such fees and other amounts, if any, to be payable on the respective Incremental Term Loan Borrowing Date.

4.02. Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on April 30, 2007, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Initial Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Incremental Term Loan Commitment (and the Incremental Term Loan Commitment of each Lender) under each Tranche of Incremental Term Loans pursuant to the applicable Incremental Term Loan Commitment Agreement shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

(e) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall be permanently reduced from time to time to the extent required by Section 5.02(g).

(f) Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5. Prepayments; Payments; Taxes.

5.01. Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Initial Term Loans, Incremental Term Loans under a given Tranche, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x)

each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each prepayment in respect of any Tranche of Term Loans made pursuant to this Section 5.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; and (v) each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Repayments of such Tranche on a pro rata basis (based upon the then remaining amounts of such Scheduled Repayments of such Tranche).

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, such Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of such Tranche after giving effect to all prior reductions thereto).

5.02. Mandatory Repayment. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings, exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b) (i) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2007	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2007	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2007	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2008	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2008	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2008	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2008	$2,000,000

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2009	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2009	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2009	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2009	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2010	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2010	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2010	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2010	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2011	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2011	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2011	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2011	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2012	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2012	$2,000,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2012	$2,000,000

Schedule Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2012	$2,000,000

Initial Term Loan Maturity Date	$754,000,000

(ii) In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Incremental Term Loan Repayment”).

(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be issued or incurred pursuant to Section 10.04 as such Section is in effect on the Effective Date), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h).

(d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that with respect to no more than $7,500,000 in the aggregate of such Net Sale Proceeds received by the Borrower and/or its Subsidiaries in any fiscal year of the Borrower, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 10.12, or in the case of the Net Cash Proceeds from the sale of the Existing US LEC Minority Interest, shall be invested in the businesses permitted pursuant to Section 10.12, in either case within 365 days following the date of such Asset Sale, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(d) are not so used within such 365-day period, or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above, such remaining portion shall be applied on the last day of such 365-day period as a mandatory repayment and/or commitment reduction as provided above in this Section 5.02(d) (without giving effect to the immediately preceding proviso).

(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each Excess Cash Payment Date, an amount equal to the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h).

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $50,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that so long as no Default or Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be (i) used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 180 days following the date of the receipt of such Net Cash Proceeds or (ii) contractually committed within 180 days following the date of the receipt of such Net Cash Proceeds to be so used within 270 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that (x) so long as no Default or Event of Default then exists and to the extent that the amount of such Net Cash Proceeds equals or exceeds $20,000,000, the amount of such Net Cash Proceeds, together with other cash available to the Borrower and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Cash Proceeds were paid as determined by the Borrower and as supported by such information as the Administrative Agent may reasonably request, then the entire amount of the Net Cash Proceeds from such Recovery Event (and not just the portion thereof in excess of $20,000,000) shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the Borrower or its relevant Subsidiary from time to time as needed to pay or reimburse the Borrower or such Subsidiary for the actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent), although at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow such directions) to apply any or all proceeds then on deposit in such collateral account in accordance with the requirements of Sections 5.02(g) and (h) and (y) if (I) all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 180 days after the date of the receipt of such Net Cash Proceeds (or contractually committed within such period to be used with 270 days following the date of the receipt of such Net Cash Proceeds), or such earlier date, if any, as the Borrower or its relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above, such remaining portion shall be applied on the last day of such 180-day period as a mandatory repayment and/or commitment reduction as provided above in this Section 5.02(f) (without giving effect to the immediately preceding proviso) and

(II) all or any portion of such Net Cash Proceeds are not required to be applied on the last day of such 180-day period referred to in clause (I) of this proviso because such amount is contractually committed to be used and then subsequent to such date such contract is terminated or expires without such portion being so used or such Net Cash Proceeds are not so reinvested within 270 days following the date of such Recovery Event, such remaining portion shall be applied on the last day of such 270-day period as a mandatory repayment and/or commitment reduction as provided above in this Section 5.02(f) (without giving effect to the immediately preceding proviso).

(g) Each amount required to be applied pursuant to Sections 5.02(c), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied (i) first, to repay the outstanding principal amount of Term Loans and shall be allocated among each Tranche of outstanding Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of the respective repayment, and (ii) second, except for amounts required to be applied pursuant to Section 5.02(e), to the extent in excess of the amounts so required to be applied pursuant to the preceding clause (i), to reduce the Total Revolving Loan Commitment in the manner provided in Sections 4.03(e) and (f) (it being understood and agreed that (x) the amount of any reduction to the Total Revolving Loan Commitment as provided in immediately preceding clause (ii) shall be deemed to be an application of proceeds for purposes of this Section 5.02(g) even though cash is not actually applied and (y) any cash received by the Borrower or any of its Subsidiaries will be retained by such Person except to the extent that either (A) such cash is otherwise required to be applied as provided in Section 5.02(a) as a result of any reduction to the Total Revolving Loan Commitment or (B) a Default or an Event of Default then exists, in which case such cash (after giving effect to any application otherwise required pursuant to preceding sub-clause (A)) shall be deposited with the Administrative Agent as security for all Obligations of the Borrower to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent)). The amount of each principal repayment of each Tranche of Term Loans made as required by Sections 5.02(c), (d), (e) and (f) shall be applied to reduce the then remaining Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining amounts of such Scheduled Repayments of the respective Tranche).

(h) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

5.03. Method and Place of Payment, etc. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Notwithstanding anything to the contrary contained in this Agreement, whenever any payment to be made under this Agreement or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) Notwithstanding anything to the contrary contained in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Quarterly Pricing Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the RL Lenders received interest or Letter of Credit Fees for any period at an Applicable Margin that is less than that which would have been applicable thereto had the Total Leverage Ratio been accurately determined, then the Borrower shall pay to the Administrative Agent for the account of each RL Lender such additional interest and/or Letter of Credit Fees for such period in an amount equal to the remainder of (x) the amount of interest and/or Letter of Credit Fees to which such RL Lenders would have received had the Total Leverage Ratio been correctly computed minus (y) the amount of interest and/or Letter of Credit Fees actually paid to such RL Lenders for such period, together with interest on such additional amounts (to the extent permitted by law) for such period at a rate per annum equal to the Base Rate that was in effect from to time during such period plus the Applicable Margin during such period (reflecting the correct Total Leverage Ratio) for Revolving Loans maintained as Base Rate Loans. Such additional interest and/or Letter of Credit Fees shall be due and payable within three (3) Business Days after at the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Total Leverage Ratio was inaccurately computed. Upon the payment in full of any accrued additional interest and/or Letter of Credit Fees pursuant to this Section 5.03(b), any Default or Event of Default that may have arisen solely as a result of the Quarterly Pricing Certificate miscalculating the Total Leverage Ratio for purposes of calculating the Applicable Margin (but not for purposes of calculating the Total Leverage Ratio under Section 10.08 or any other Section of this Agreement or as a result of any other inaccuracy or misrepresentation set forth in such Quarterly Pricing Certificate) shall be deemed cured.

5.04. Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, levy, impost, duty, fee, assessment or other charge imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, including, without limitation, any franchise tax, levy, impost, duty, fee, assessment or other charge imposed in lieu of net income tax) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority thereof or therein and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts and including, where available, a copy of the receipt or other reasonably satisfactory evidence of the demand of such amounts or their payment. The Borrower will furnish to the Administrative Agent within 45 days after the date of the payment of any Taxes due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (I) in the case of a Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note, and (II) in the case of a Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (other than a Lender that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by U.S. Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)), two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, or Form W-9, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower Internal Revenue Service Forms or a Section 5.04(b)(ii) Certificate, as the case may be, that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of, or otherwise indemnify, income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts (other than United States backup withholding tax) deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the later of the Effective Date or the date on which such Lender became a party to this Agreement, in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) If any Lender, in its sole discretion, determines that it has received or been granted a refund or credit in respect of any Taxes paid as to which indemnification has been paid by the Borrower pursuant to this Section 5.04, it shall promptly remit to the Borrower such refund (including any interest received in respect thereof) or an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, that was obtained by the Lender in such year as a consequence of such credit, net of all out-of-pocket costs and expenses of the Lender; provided, however, that the Borrower agrees to promptly return any such amount to such Lender in the event such Lender is required to repay such refund or credit to the relevant taxing authority (plus interest at the rate applicable to underpayments of tax). Nothing contained herein shall impose an obligation on any Lender to apply for any such refund or credit or disclose its tax returns or any other information regarding its taxes that it deems confidential. No Lender shall be required to pay any amounts pursuant to this Section 5.04(c) at any time that a Default or an Event of Default exists.

SECTION 6. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

6.01. Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02. Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06 through 6.09, inclusive, and 7.01 have been satisfied on such date.

6.03. Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Hogan & Hartson L.L.P., Skadden Arps Slate Meagher & Flom LLP and Moore & Van Allen PLLC, special counsel to the Credit Parties, opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibits E-1, E-2 and E-3 and such other matters incident to the transactions contemplated herein as any Agent may reasonably request, and (ii) from McGuireWoods LLP, U.S. telecommunications regulatory special counsel to the Credit Parties, an opinion, in form and substance reasonably satisfactory to the Agents, addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date containing an FCC opinion and PUC opinion in each relevant state and covering such other matters incident to the transactions contemplated herein as any Agent may reasonably request.

6.04. Company Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Initial Borrowing Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which any Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

6.05. Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent a true and correct schedule of the following documents, certified as such by an Authorized Officer of the Borrower:

(i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described herein is in the possession of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(ii) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders relating to any such entity with respect to its Equity Interests in each case which shall remain in effect following the Initial Borrowing Date (collectively, the “Shareholders’ Agreements”);

(iii) all material agreements entered into with Affiliates of the Borrower with respect to the management of the Borrower or any of its Subsidiaries which shall remain in effect following the Initial Borrowing Date (collectively, the “Management Agreements”);

(iv) all material employment agreements entered into by the Borrower or any of its Subsidiaries with respect to senior executives of the Borrower or any of its Subsidiaries (collectively, the “Employment Agreements”);

(v) all non-compete agreements entered into by the Borrower or any of its Subsidiaries which restrict the activities of the Borrower or any of its Subsidiaries (collectively, the “Non-Compete Agreements”);

(vi) all collective bargaining agreements applying or relating to any employee of the Borrower or any of any of its Subsidiaries (collectively, the “Collective Bargaining Agreements”);

(vii) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(viii) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Non-Compete Agreements, Collective Bargaining Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Agents and shall be in full force and effect on the Initial Borrowing Date.

6.06. Consummation of the Merger. On the Initial Borrowing Date, the Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement and all applicable laws and regulatory approvals. On the Initial Borrowing Date, (x) the Administrative Agent shall have received true and correct copies of the Merger Agreement in the form executed as of August 11, 2006 (together with the exhibits and schedules thereto and any amendments or waivers thereof), certified as such by an Authorized Officer of the Borrower, (y) any amendments or modifications to the Merger Agreement in the form executed as of August 11, 2006 (together with any amendments or modifications to the exhibits and schedules thereto to the extent finalized on or prior to such date), or any waivers of the conditions or other provisions thereof, shall, if adverse to the interests of the Lenders in any material respect, be in form and substance reasonably satisfactory to the Agents and (z) the Merger Agreement shall be in full force and effect.

6.07. Consummation of the Refinancing, the Preferred Stock Repurchase, etc. (a) On the Initial Borrowing Date and concurrently with the incurrence of Term Loans and the use of such Term Loans and cash on hand of not less than $50,000,000 to finance the Refinancing and the Preferred Stock Repurchase on such date, (x) all Indebtedness of PAETEC Parent, US LEC and their respective Subsidiaries under the Existing Credit Agreements shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreements shall have been terminated and (except with respect to the Existing Inside Letters of Credit as provided in Section 3.01(a)) all letters of credit issued pursuant to the Existing Credit Agreements shall have been terminated, all as set forth in the respective payoff letters from each of the respective agents for the Existing Credit Agreements, which payoff letters shall be in form and substance reasonably satisfactory to the Administrative Agent, and (y) all Indebtedness of US LEC and its Subsidiaries under (or in respect of) the Existing 2009 Senior Secured Notes shall have been redeemed, repurchased and/or otherwise discharged, together with all fees and other amounts owing thereunder, and the Existing 2009 Senior Secured Notes Indenture shall have been satisfied and discharged, subject to any express provision of the Existing 2009 Senior Secured Notes Indenture that continues in accordance with the terms thereof, all as set forth in an acknowledgment from the trustee under the Existing 2009 Senior Secured Notes Indenture, which acknowledgment shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) On the Initial Borrowing Date and concurrently with the incurrence of Term Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness to be Refinanced created pursuant to the security documentation relating to the Indebtedness to be Refinanced shall have been terminated as a result of the repayment in full or the redemption, repurchase or discharge of the Indebtedness to be Refinanced and released, and the Administrative Agent shall have received all such releases as may have been requested by any Agent, which releases shall be in form and substance satisfactory to the Agents. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to PAETEC Parent, US LEC or any of their respective Subsidiaries in connection with the security interests created with respect to the Indebtedness to be Refinanced, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of PAETEC Parent, US LEC or any of their respective Subsidiaries on which filings have been made to secure the Indebtedness to be Refinanced, and (z) terminations of all mortgages, leasehold mortgages, assignments of leases, hypothecs and deeds of trust created with respect to property of PAETEC Parent, US LEC or any of their respective Subsidiaries, in each case, to secure the obligations under the Indebtedness to be Refinanced, all of which shall be in form and substance reasonably satisfactory to the Agents.

(c) On the Initial Borrowing Date and concurrently with the incurrence of the Initial Term Loans and the use of such Initial Term Loans and cash on hand of not less than $50,000,000 to finance the Refinancing and the Preferred Stock Repurchase on such date, US LEC shall have repurchased all outstanding shares of its Series A Mandatorily Redeemable Convertible Preferred Stock in accordance with the terms thereof and paid all accrued and unpaid dividends with respect to such shares of Series A Mandatorily Redeemable Convertible Preferred Stock for an aggregate cash purchase price of approximately $271,301,887 and cancelled all such shares (the “Preferred Stock Repurchase”).

(d) On the Initial Borrowing Date and immediately after giving effect to the consummation of the Transaction, the Borrower and its Subsidiaries shall have no outstanding Preferred Stock or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, (ii) Indebtedness pursuant to or in respect of the Existing Outside Letters of Credit and (iii) certain other indebtedness existing on the Initial Borrowing Date as listed on Schedule III in an aggregate outstanding principal amount not to exceed (exclusive of

Intercompany Debt and the existing interest rate swap agreements described on Schedule III) $6,871,649 (with the Indebtedness described in this sub-clause (iii) being herein called the “Existing Indebtedness”). On and as of the Initial Borrowing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.

(e) The Borrower and its Subsidiaries shall have cash on hand of not less than $50,000,000, all of which shall have been applied to finance the Refinancing and the Preferred Stock Repurchase and pay fees and expenses incurred in connection with the Transaction concurrently with (or prior to) the use of the proceeds of the Initial Term Loans for such purposes.

(f) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 6.07 have been satisfied on the Initial Borrowing Date.

6.08. Adverse Change; Approvals. (a) Since December 31, 2005, there shall not have been any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date hereof, is or is reasonably expected (i) to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of US LEC and its Subsidiaries, taken as a whole, or PAETEC Parent and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Merger Agreement Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole, or PAETEC Parent and its Subsidiaries, taken as a whole: (A) events or circumstances generally affecting the segments of the telecommunications industry in which US LEC and US LEC’s Subsidiaries and PAETEC Parent and PAETEC Parent’s Subsidiaries operate, and which do not have a materially disproportionate effect on US LEC and US LEC’s Subsidiaries or PAETEC Parent and PAETEC Parent’s Subsidiaries, as the case may be, (B) U.S. or global political or economic conditions, or (C) the execution, delivery, announcement or performance of the Merger Agreement or the Credit Documents or the consummation of any transaction contemplated thereby or hereby; or (ii) to impair in any material respect the ability of the Borrower, US LEC or PAETEC Parent to perform its obligations under the Merger Agreement or the ability of the Borrower, US LEC or PAETEC Parent to perform its material obligations under the Credit Documents or prevent or materially delay the consummation by such party of any of the transactions contemplated thereby or hereby (each of preceding sub-clauses (i) and (ii), a “Merger Agreement Material Adverse Effect”).

(b) On or prior to the Initial Borrowing Date, all material governmental (domestic (federal, state and local) and foreign) and material third party approvals and/or consents necessary in connection with the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any materially adverse action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Credit

Documents. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Credit Documents.

6.09. Litigation. On the Initial Borrowing Date, there shall be no material litigation pending or threatened in writing with respect to any Credit Document.

6.10. Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

6.11. Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all certificates and instruments, if any, representing the Pledge Agreement Collateral referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

6.12. Security Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent (including UCC-1 fixture filings)) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the appropriate filing offices of the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral constituting fixtures is located on the Initial Borrowing Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully authorized for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

6.13. Public Debt Ratings. The Borrower shall have obtained debt ratings (of any level) from S&P and Moody’s in respect of each Tranche of Loans existing on the Initial Borrowing Date, which ratings shall be in effect on the Initial Borrowing Date.

6.14. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Agents.

6.15. Solvency Certificate; Insurance Certificates, etc. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the Chief Financial Officer of the Borrower in the form of Exhibit J; and

(ii) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Agents and naming the Collateral Agent as an additional insured and/or as loss payee, and, unless otherwise agreed by the Collateral Agent, stating that each insurer in respect of the insurance evidenced thereby shall not cancel such insurance policy without at least 30 days’ prior written notice by such insurer to the Collateral Agent.

6.16. Maximum Consolidated Indebtedness. The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower demonstrating (including calculations in reasonable detail therefor) that Consolidated Indebtedness (determined on a Pro Forma Basis after giving effect to the Transaction) does not exceed 4.60 multiplied by Consolidated EBITDA for the twelve month period ended December 31, 2006, which calculation shall be based upon unaudited financial statements (unless audited financial statements prepared in accordance with Section 9.01(b) have been completed and are available for such calculation) and, for the avoidance of doubt, Consolidated EBITDA shall include the Synergy Cost Savings add-back referred to in clause (A)(vi) in the definition of “Consolidated EBITDA”.

6.17. Fees. On the Initial Borrowing Date, the Borrower shall have paid to each Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including,

without limitation, legal fees and expenses) and other compensation contemplated hereby payable to such Agent (or its relevant affiliate) or such Lender to the extent then due.

In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Merger Agreement Material Adverse Effect, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).

SECTION 7. Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and on each Incremental Term Loan Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), are subject, at the time of each such Credit Event (except (x) Mandatory Borrowings, which shall be made as provided in Section 2.01(e) and (y) as hereinafter indicated), to the satisfaction of the following conditions:

7.01. No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03. Incremental Term Loans. Prior to the incurrence of any Incremental Term Loans of a given Tranche, the Borrower shall have satisfied all of the applicable conditions set forth in Section 2.14 and in the relevant Incremental Term Loan Commitment Agreement.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01. Company Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02. Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene or violate any material provision of any applicable material law, statute, rule or regulation or any material order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any material portion of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (including, without limitation, on and after the execution and delivery thereof, any Permitted Subordinated Debt Document), or (iii) will contravene or violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04. Approvals. (a) No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) UCC or other lien filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

(b) Each of the Borrower and each of its Subsidiaries holds all material Governmental Approvals and all material approvals of any Governmental Authority having jurisdiction over the Borrower or any such Subsidiary, as applicable, which Governmental Approvals and approvals are necessary or required for the construction and operation of the Systems. Such Governmental Approvals and other approvals for each System as of the Initial Borrowing Date are correctly listed on Schedule V and constitute the only Governmental Approvals and other material approvals of any Governmental Authority required in connection with the Systems as are presently operating. All material Governmental Approvals of the Borrower and each of its Subsidiaries are in full force and effect, are duly issued in the name of, or validly assigned to, the Borrower or such Subsidiary, and the Borrower or such Subsidiary has the power and authority to operate thereunder.

8.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a)(i) (I) The audited consolidated balance sheet of each of PAETEC Parent and US LEC at December 31, 2005 and December 31, 2004 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of each of PAETEC Parent and US LEC for their respective fiscal years ended on such dates (as well as for the fiscal year ended December 31, 2003), in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of each of PAETEC Parent and

US LEC, respectively, at the date of such financial statements and the results of their respective operations for the respective periods covered thereby and (II) the unaudited consolidated balance sheet of each of PAETEC Parent and US LEC at June 30, 2006 and at September 30, 2006 and the related consolidated statements of income and cash flows of each of PAETEC Parent and US LEC for the six-month and ninth-month periods ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of each of PAETEC Parent and US LEC, respectively, at the date of such financial statements and the results of their respective operations for the periods covered thereby, subject to normal year-end audit adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to such financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(ii) The pro forma consolidated financial statements of the Borrower and its Subsidiaries as of September 30, 2006 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Effective Date, present a good faith estimate based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof and as of the Initial Borrowing Date, of both the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date and the pro forma consolidated results of operations of the Borrower and its Subsidiaries for the period covered thereby.

(b) On and as of the date of each Credit Event, and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith on such date, (i) the sum of the assets, at a fair valuation, of each of the Borrower (on a stand-alone basis) and of each Credit Party and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) each of the Borrower (on a stand-alone basis) and each Credit Party and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) each of the Borrower (on a stand-alone basis) and each Credit Party and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements referred to in Section 8.05(a), and except for the Indebtedness incurred under the Credit Documents, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, shall have caused a Material Adverse Effect. As of the Initial Borrowing Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements referred to in Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, shall have caused a Material Adverse Effect.

(d) The Projections have been prepared in good faith and are based on assumptions believed to be reasonable at the time of preparation thereof and as of the Initial Borrowing Date, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower or any of its Subsidiaries at the time of preparation thereof or as of the Initial Borrowing Date to be misleading in any material respect or which fail to take into account material information known to the Borrower or any of its Subsidiaries regarding the matters reported therein, it being understood that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2005), since December 31, 2005, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to any Document or (ii) that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07. True and Complete Disclosure. The factual information contained in the Confidential Information Memorandum was true and accurate in all material respects as of the date thereof and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such date in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information contained in the Confidential Information Memorandum.

8.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Initial Term Loans will be used by the Borrower to finance, in part, the Refinancing and the Preferred Stock Repurchase and to pay the fees and expenses incurred in connection with the Transaction.

(b) The proceeds of all Incremental Term Loans shall be utilized for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries.

(c) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital, capital expenditures and other general corporate purposes of the

Borrower and its Subsidiaries, provided that no proceeds from Revolving Loans or Swingline Loans may be used for the purposes described in Section 8.08(a).

(d) Except for proceeds of the Initial Term Loans that are used to effect the Preferred Stock Repurchase, no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (excluding Capital Stock of the Borrower held in treasury) does not exceed $4,000,000. At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all Capital Stock of the Borrower held in treasury) will constitute Margin Stock.

8.09. Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal and other material tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are immaterial and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

8.10. Compliance with ERISA. Schedule VI sets forth each Plan as of the Initial Borrowing Date; each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or there is pending a submission seeking a determination letter) from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is maintained pursuant to a prototype plan document which is the subject of a favorable opinion letter from the Internal Revenue Service to the sponsor of the prototype plan document; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $4,000,000; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an

accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, government audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits and other immaterial matters) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $4,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of them without incurring any material liability.

8.11. Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person other than non-consensual Permitted Liens. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c) After the execution, delivery and recordation thereof in the appropriate filing office, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto which may be superior and other Permitted Liens related thereto) and subject to no other Liens (other than the Permitted Liens related thereto).

8.12. Properties. All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is set forth in Schedule IV. Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located on any material Real Property) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

8.13. Capitalization. On the Initial Borrowing Date, the authorized Capital Stock of the Borrower consists of (i) 300,000,000 shares of Common Stock, par value $0.01 per share (such authorized shares of Common Stock, together with any subsequently authorized shares of Common Stock of the Borrower, the “Borrower Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All outstanding shares of Capital Stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. On the Initial Borrowing Date, the Borrower does not have outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights, except for (i) options, restricted stock units, warrants and other rights outstanding on the Initial Borrowing Date, or which may be issued from time to time after the Initial Borrowing Date, in each case to purchase, or which represent or are or will be convertible into or exchangeable for, Borrower Common Stock, or claims or commitments (including, without limitation, commitments with respect to the registration of Borrower Common Stock under the Securities Act) relating to Borrower Common Stock and (ii) obligations of the Borrower under the Merger Agreement to deliver and pay the Merger Consideration (as such term is defined under the Merger Agreement).

8.14. Subsidiaries. On and as of the Initial Borrowing Date, (x) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VII and (y) each such Subsidiary of the Borrower is a Wholly-Owned Domestic Subsidiary. Schedule VII sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Capital Stock of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Except to the extent permitted by Section 10.11, no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

8.15. Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17. Subordination. After the execution and delivery thereof, each Permitted Subordinated Debt Document is enforceable against the Borrower, the applicable Subsidiary Guarantors (if any) and the holders of the Permitted Subordinated Debt evidenced thereby, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and under the other Credit Documents are within the definition of “Senior Debt” (or any relevant similar term) included in the subordination provisions of such Permitted Subordinated Debt Documents.

8.18. Environmental Matters. (a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries and any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above in this Section 8.18 could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19. Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.20. Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all patents, trademarks, domain names, service marks, trade names, copyrights, licenses, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) necessary for the present conduct of its business, without any known conflict with the rights of any third Person which, or the failure to own or have rights to use which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.21. Indebtedness. Schedule III sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries existing as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit and the Existing Outside Letters of Credit), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

8.22. Insurance. Schedule VIII sets forth a list of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured set forth therein.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Information Covenants. The Borrower will furnish to the Administrative Agent the following information (who in turn will promptly forward such information to each Lender):

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, beginning with the quarterly accounting period ending March 31, 2007, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and stockholders’ equity and statements of cash flows of the Borrower and its Subsidiaries for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the Chief Financial Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. Subject to the immediately succeeding sentence, the Borrower may comply with this Section 9.01(a) by furnishing the Administrative Agent, in lieu of the foregoing financial statements and management’s discussion and analysis, a copy of the Borrower’s Quarterly Report on Form 10-Q for the applicable quarterly accounting period as filed by the Borrower with the SEC. If the Borrower has designated any Unrestricted Subsidiaries hereunder, then the quarterly financial information required by this Section 9.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a supplemental report thereto, and in management’s discussion and analysis of operational and financial developments or in a supplemental report thereto, of the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b) Annual Financial Statements. On or before April 17, 2007, with respect to the fiscal year of the Borrower ended December 31, 2006, and within 90 days after the close of each fiscal year of the Borrower ending on or after December 31, 2007, (i) the consolidated balance sheet of the Borrower and its Subsidiaries (and, in respect of the fiscal year ended December 31, 2006, of each of PAETEC Parent and its Subsidiaries, on the one hand, and US LEC and its Subsidiaries, on the other hand) as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statements of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries (or of each of PAETEC Parent and its Subsidiaries and US LEC and its Subsidiaries, as applicable), which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. Subject to the immediately succeeding sentence, the Borrower may comply with this Section 9.01(b) by furnishing the Administrative Agent, in lieu of the foregoing financial statements and management’s discussion and analysis, a copy of the Annual Report on Form 10-K of the Borrower and/or US LEC, as the case may be, for the applicable fiscal year as filed by the Borrower or US LEC, as applicable, with the SEC. If the Borrower has designated any Unrestricted Subsidiaries hereunder, then the annual financial information required by this Section 9.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a supplemental report thereto, and in management’s discussion and analysis of operational and financial developments or in a supplemental report thereto, of the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(c) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of the portion of any “management letter” received from its certified public accountants that identifies a Material Weakness and management’s response thereto.

(d) Budgets. No later than 45 days following the first day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower beginning on January 1, 2008), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, cash flows and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail and setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b) (commencing with the quarterly accounting period ending March 31, 2007), a compliance certificate from the Chief Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 5.02(d), 5.02(f), 10.01(x), 10.01(xii), 10.01(xix), 10.01(xx), 10.01(xxvi), 10.02(iv), 10.02(viii)(B), 10.03(ii), 10.03(v), 10.03(xii), 10.03(xiii), 10.03(xiv), 10.04(iv), 10.04(vii), 10.04(ix), 10.04(xiii), 10.04(xvi), 10.05(v), 10.05(viii)(III), 10.05(xviii), 10.05(xix), 10.07 and 10.08 at the end of the applicable quarterly accounting period or fiscal year, as the case may be (although the compliance certificate delivered in respect of the Borrower’s fiscal quarter ending March 31, 2007 may omit compliance with Section 10.07), (ii) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) (x) Excess Cash Flow for the respective Excess Cash Payment Period and (y) the Cumulative Retained Excess Cash Flow Amount at the end of such fiscal year, and (iii) certify that there have been no changes to Annexes C through F and Annexes I through K of the Security Agreement, and Annexes A through F of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document and (iii) any other event, change or circumstance that has had, or could reasonably be expected to have a Material Adverse Effect, including, without limitation, any material notice, letter or other correspondence of any kind from the FCC or the PUC relating to the Governmental Approvals or any System and any default under any other material license, agreement or contract to which the Borrower or any of its Subsidiaries is or may become a party.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Permitted Subordinated Debt or any other material Indebtedness of the Borrower or any of its Subsidiaries pursuant to the terms of the documentation governing the same.

(h) Environmental Matters. Promptly after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency, provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the

Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request, including any “management letter” received from the Borrower’s certified public accountants and management’s response thereto.

9.02. Books, Records and Inspections; Annual Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, during normal business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

(b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower ending on or after December 31, 2007, the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders (which may be by way of teleconference) at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of the Borrower.

9.03. Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, in each case consistent with prudent industry practices and sound business judgment and with respect to the maintenance of machinery and equipment, in compliance, in all material respects, with applicable government regulations, manufacturers’ warranty requests and any licensing requirements, (ii) maintain with financially sound and reputable insurance companies insurance on all such property (including its Telecommunications Equipment) and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule VIII to be maintained (with the same scope of coverage as that described in Schedule VIII) at levels which are consistent with their practices immediately before the Initial Borrowing Date. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (in respect of property insurance) and/or additional insured (in respect of all insurance), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Borrower or any of its Subsidiaries shall fail to endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04. Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchise, licenses, permits, copyrights, trademarks and patents and its Governmental Approvals; provided, however, that nothing in this Section 9.04 shall (i) prevent sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) require the Borrower or any of its Subsidiaries to preserve or keep in full force and effect any right, franchises, license, permit, copyright, trademark, patent or Governmental Approval if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation or continued effectiveness thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary.

9.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except to the extent that noncompliances therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except to the extent that noncompliances therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.

Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of, Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

(b)(i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials, the existence of a “recognized environmental condition” as that term is defined by the then-applicable version of ASTM 1527-E, and the potential cost of any removal or remedial action in connection with such recognized environmental condition on such Real Property. If the Borrower fails to provide such report within 30 days after such request was made, the Administrative Agent may order such report, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants and its rights as tenant, as the case may be, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07. ERISA. As soon as possible and, in any event, within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the Chief Financial Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by the Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Initial Borrowing Date by $4,000,000; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will also deliver to each of the Lenders a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence of this Section 9.07, upon the occurrence of any event specified therein, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other Governmental Authority, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan, shall be delivered to the Lenders no later than 10 days after the date any such annual report has been filed with the Internal Revenue Service or such records, documents and/or information have been furnished to the PBGC or any other Governmental Authority or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

9.08. End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year; provided that the Borrower may permit any Subsidiary acquired pursuant to a Permitted Acquisition to maintain the accounting periods of such Subsidiary in effect for such Subsidiary immediately before the consummation of such Permitted Acquisition for a reasonable period thereafter.

9.09. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its material obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound.

9.10. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i), provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or which is being contested in good faith and by proper proceedings if the Borrower or such Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12. Additional Security; Further Assurances; etc. (a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and fee-owned Real Property of the Borrower and the other Credit Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and, following delivery of assets to the Collateral Agent and the filing and/or recordation of the necessary UCC-1 financing statements, documents with the United States Patent and Trademark Office and the United States Copyright Office (with respect to intellectual property rights, to the extent that such perfection and priority may be achieved by filings made in the United States Patent and Trademark Office and the United States Copyright Office or otherwise deemed advisable by the Administrative Agent), and/or mortgages in the appropriate jurisdiction, shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons (except that the security interest and mortgage lien created in such Real Property may be subject to Permitted Encumbrances which may be superior) and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.

(b) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys on Mortgaged Properties, reports, landlord waivers, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require (including, without limitation, amending and/or causing amendments to the Credit Documents relating to Collateral matters, as the Administrative Agent shall reasonably request). Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance on Mortgaged Properties and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(c) If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Collateral Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

(d) At the request of the Collateral Agent or the Required Lenders, the Borrower will, or will cause the relevant Subsidiary of the Borrower to, deliver to the Collateral Agent (i) collateral assignments of all material third party agreements relating to each System, consented to by the applicable third parties thereto, (ii) evidence that all necessary Governmental Approvals for each System have been obtained and (iii) with respect to each real estate and material equipment lease and each mortgage relating to each System (x) the right from the applicable lessors and mortgagees to cure all payment defaults under such leases and mortgages by making payments directly to the applicable lessors and mortgagees and (y) in the case of a leased facility, landlord waivers and consents or such other documentation as the Collateral Agent may require.

(e) The Borrower agrees that each action required by clauses (a) through (d) of this Section 9.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent, the Collateral Agent or, as applicable, the Required Lenders (as such date may be extended by the Administrative Agent in its sole discretion), provided that, except with respect to the actions set forth in clause (ii) of Section 9.12(d), in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12 (it being understood and agreed that such commercially reasonable efforts shall not include the payment of any amounts to third-parties other than the payment of reasonable fees and disbursements of counsel to such third-parties in connection therewith).

9.13. Ownership of Subsidiaries; etc. Except as otherwise permitted by this Agreement, the Borrower will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares or investments by foreign nationals to the extent required by applicable law).

9.14. Interest Rate Protection. No later than 90 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent, having a term of at least two years, establishing a fixed or maximum interest rate for an aggregate notional principal amount equal to at least 50% of the aggregate principal amount of the Initial Term Loans incurred on the Initial Borrowing Date.

9.15. Permitted Acquisitions. (a) Subject to the provisions of this Section 9.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower, each Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor and, in the case of Foreign Permitted Acquisition, each Wholly-Owned Foreign Subsidiary of the Borrower, may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Borrower with respect to the Financial Covenants for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that the Financial Covenants would have been complied with as of the last day of such Calculation Period if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) in the case of a Foreign Permitted Acquisition, the Aggregate Consideration payable for the proposed Foreign Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Foreign Permitted Acquisitions theretofore consummated since the Initial Borrowing Date, does not exceed the sum of (I) $25,000,000 plus (II) the Foreign Permitted Acquisition Additional Equity Amount; (vi) immediately before and after giving effect to such Permitted Acquisition (but, for this purpose calculated as if the payment of all post-closing purchase price adjustments required (in the reasonable determination of the Borrower) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) and all Capital Expenditures (and the financing thereof) reasonably anticipated by the Borrower to be made in the business acquired pursuant to such Permitted Acquisition within the 360-day period (such period for any Permitted Acquisition, a “Post-Closing Period”) following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post-Closing Periods ended during the Post-Closing Period of such Permitted Acquisition) were then being paid with the proceeds of Revolving Loans), the sum of (x) the Unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors plus (y) the Total Unutilized Revolving Loan Commitment at such time shall equal or exceed $20,000,000; and (vii) the Borrower shall have delivered to the Administrative Agent a certificate executed by its Chief Financial Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) (in the case of a Foreign Permitted Acquisition) and (vi).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of Capital Stock of any Person, the Capital Stock thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.13, to the reasonable satisfaction of the Administrative Agent and the Collateral Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 9.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.16. Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its Equity Interests pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement) that (i) a pledge of 66 2/3% or more of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, (iii) the entering into by such Foreign Subsidiary of a pledge agreement in substantially the form of the Pledge Agreement and (iv) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for U.S. Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) or (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed) or the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured

Creditors a security interest in all of such Foreign Subsidiary’s assets or Equity Interests and promissory notes, in each case, owned by such Foreign Subsidiary, as the case may be, and securing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement entitled to the benefits of such Security Documents and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement entitled to the benefits of such Subsidiaries Guaranty, in each case to the extent that the entering into of such Security Agreement, the Pledge Agreement or the Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 9.16 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent.

9.17. Corporate Separateness. The Borrower will take, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to take, all action as is necessary to keep the operations of the Borrower and its Subsidiaries separate and apart from those of any Unrestricted Subsidiaries, including, without limitation, ensuring that all customary formalities regarding their respective corporate existence, including holding regular board of directors’ and shareholders’ meetings and maintenance of corporate offices and records, are followed. Neither the Borrower nor any of its Subsidiaries will make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary (other than tax or other payments to Governmental Authorities for which the Borrower generally makes payments on behalf of its consolidated group). All financial statements provided to creditors shall clearly evidence the corporate separateness of the Borrower and its Subsidiaries from any Unrestricted Subsidiaries, and the Borrower and its Subsidiaries will maintain their own respective payroll and separate books of account and bank accounts from Unrestricted Subsidiaries. Each Unrestricted Subsidiary will pay its respective liabilities, including all administrative expenses, from its own separate assets, and assets of the Borrower and its Subsidiaries will at all times be separately identified and segregated from the assets of Unrestricted Subsidiaries. Neither the Borrower nor any of its Subsidiaries or Unrestricted Subsidiaries will take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Unrestricted Subsidiary being ignored, or in the assets and liabilities of any Unrestricted Subsidiary being substantively consolidated with those of the Borrower or any of its Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 10. Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets

(real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule IX, but only to the respective date, if any, set forth in such Schedule IX for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv) Liens created by or pursuant to this Agreement and the other Credit Documents;

(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement to which the Borrower or any of its Subsidiaries is a party;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligations and (y) the

Lien encumbering the asset or assets giving rise to any Capitalized Lease Obligation does not encumber any other asset of the Borrower or any of its Subsidiaries;

(vii) Liens placed upon Telecommunications Equipment and other equipment or machinery in each case acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such Telecommunications Equipment and other equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business or from UCC financing statement filings or any other similar notices of Lien under any similar recording or notice statute regarding Liens permitted under any other clauses of this Section 10.01;

(x) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $15,000,000 at any time outstanding;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and deposits securing the performance of bids, tenders, leases, network services and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $10,000,000;

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, or in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods or assets;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to (x) cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, and (y) financial assets on deposit in one or more securities accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the securities intermediaries with which such accounts are maintained, securing amounts owing to such securities intermediaries with respect to services rendered in connection with such securities accounts;

(xviii) Liens on cash collateral created in connection with the collateralization of Defaulting Lender’s or Defaulting Lenders’ RL Percentage of outstanding Swingline Loans or Letter of Credit Outstandings, or both, as described in Sections 2.01(d) and 3.03(b), respectively;

(xix) Liens on cash collateral created in connection with the collateralization of the Other Letters of Credit, so long as the aggregate amount of the cash pledged to secure such Liens does not at any time exceed $15,000,000;

(xx) Liens of CIT Communications Finance Corporation on Lockbox Number 512-057265 at JP Morgan Chase Bank or on any other lockbox at JP Morgan Chase Bank or at any other financial institution, provided that the maximum amount of funds in all such lockboxes at any one time shall not exceed $2,000,000 and that such funds relate solely to the “Equipment for Services” program;

(xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxii) deposits in the ordinary course on business securing liability for reimbursement obligations of insurance carriers providing insurance to the Borrower or any of its Subsidiaries;

(xxiii) Liens consisting of restrictions on the transfer or pledge of assets contained in any FCC license or imposed by the Communications Act of 1934, as amended, or comparable state or local legislation, regulations or ordinances;

(xxiv) Liens consisting of customary options, calls, puts or restrictions on transfer relating to Equity Interests of Persons (other than Wholly-Owned Subsidiaries of the Borrower) to or in which Investments are permitted to be made under Section 10.05;

(xxv) Liens consisting of customary restrictions on the sale of assets of the Borrower or any of its Subsidiaries imposed pursuant to an agreement that has been entered into for the sale of such assets pending the closing of such sale to the extent that such sale is permitted pursuant to Section 10.02; and

(xxvi) additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that (x) do not encumber any assets of the Borrower or any of its Subsidiaries the Fair Market Value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Subsidiary and (z) do not secure obligations in excess of $10,000,000 in the aggregate for all such Liens at any time.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiii), (xiv), (xv), (xviii), (xix) and (xx) of this Section 10.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02. Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

(i) Capital Expenditures (excluding Capital Expenditures which may arise as a result of the purchase of any Capital Stock or other Equity Interests in any other Person or by means of a purchase of assets constituting a business, division or product line of any Person, which Capital Expenditures may only be made pursuant to Permitted Acquisitions effected in accordance with the relevant provisions of this Agreement) by the Borrower and its Subsidiaries shall be permitted so long as such Capital Expenditures do not cause a violation of any of the other provisions of this Agreement;

(ii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property or assets, or assets no longer used in the conduct of the Business, in each case in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 10.05;

(iv) the Borrower and its Subsidiaries may sell assets (other than the Capital Stock or other Equity Interests of any Wholly-Owned Subsidiary of the Borrower, unless all of the Capital Stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(d) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iv) (excluding, for this purpose, the aggregate proceeds received from the sale of the Existing US LEC Minority Investment) shall not exceed $15,000,000 in any fiscal year of the Borrower (for this purpose, using the Fair Market Value of property other than cash); provided that the requirements of preceding sub-clauses (w) and (x) will not apply to any sale by the Borrower or any of its Subsidiaries of the Existing US LEC Minority Investment;

(v) the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(vi) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as such grant is subordinate or otherwise subject to the Collateral Agent’s security interest in the asset or property subject thereto;

(viii) (I) the Borrower and its Subsidiaries may convey, sell or otherwise transfer all or any part of its business, properties and assets (including cash) to the Borrower or to any other Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain such perfected status have been taken, (II) the Borrower and its Domestic Subsidiaries may convey, sell or otherwise transfer properties and assets (other than Capital Stock or other Equity Interests of any Domestic Subsidiary of the Borrower) to any Wholly-Owned Foreign Subsidiary of the Borrower so long as the aggregate Fair Market Value (determined as of the date of the respective transfer) of all properties and assets transferred pursuant to this clause (II) does not exceed $5,000,000, and (III) any Foreign Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties or assets (including cash) to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ix) any Subsidiary of the Borrower may merge or consolidate with, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation (unless such Wholly-Owned Domestic Subsidiary of the Borrower is a Shell Merger Subsidiary, in which event the other Person to any such transaction may be the surviving or continuing entity so long as such other Person becomes a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor), and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain such perfected status have been taken;

(x) any Foreign Subsidiary of the Borrower may merge or consolidate with, or be dissolved or liquidated into, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as a Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation;

(xi) Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.15;

(xii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(xiii) any Immaterial Subsidiary of the Borrower may be wound up, liquidated or dissolved if the Board of Directors of such Immaterial Subsidiary shall determine that the continued existence of such Immaterial Subsidiary is no longer desirable in the conduct of the Business, and that the winding up, liquidation or dissolution of such Immaterial Subsidiary is not disadvantageous in any material respect to the Credit Parties or the Lenders;

(xiv) the Merger and the other components of the Transaction may be consummated in accordance with the terms of the Merger Agreement;

(xv) the Reorganization may be consummated, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred as part of the Reorganization shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain such perfected status have been taken; and

(xvi) Dividends may be paid to the extent permitted by Section 10.03.

Notwithstanding the foregoing, except as provided in clauses (iv), (vii), (viii), (ix), (x), (xiv) and (xv) above and except to the extent permitted by Section 9.04, neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer or otherwise dispose or attempt to dispose of in any way any Governmental Approval or any other licenses, permits or approvals necessary or appropriate for the operation of any System or of the Business. To the extent the Required Lenders (or, to the extent required by Section 13.12(a), all Lenders) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03. Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) (x) any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower, (y) any Foreign Subsidiary of the Borrower also may pay Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower and (z) any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its Subsidiary which owns the Capital Stock in such Non-Wholly-Owned Subsidiary receives at least its proportionate share of such Dividends (based upon its relative holding of the Capital Stock in such Non-Wholly-Owned Subsidiary and taking into account the relative preferences, if any, of the various classes of Capital Stock of such Non-Wholly-Owned Subsidiary);

(ii) the Borrower may redeem, repurchase or otherwise acquire for value outstanding shares of Borrower Common Stock (or options, warrants or other rights to acquire Borrower Common Stock) following the death, disability or termination of employment or service of officers, directors or employees of the Borrower or any of its Subsidiaries, provided that (x) the only consideration paid by the Borrower in respect of such redemptions, repurchases or other acquisitions for value shall be cash and Shareholder Subordinated Notes, (y) the sum of (I) the aggregate amount paid by the Borrower in cash in respect of all such redemptions, repurchases or other acquisitions for value pursuant to this clause (ii) plus (II) the aggregate amount of all cash payments made on all Shareholder Subordinated Notes shall not exceed $10,000,000, and (z) at the time of any payment of cash in connection with any redemption, repurchase or other acquisition for value permitted to be made pursuant to this Section 10.03(ii), including any cash payment made under a Shareholder Subordinated Note, no Default or Event of Default shall then exist or result therefrom;

(iii) the Merger may be consummated in accordance with the terms of the Merger Agreement;

(iv) the Preferred Stock Repurchase may be consummated in accordance with the requirements of Section 6.07;

(v) the Borrower may pay cash Dividends in an aggregate amount not to exceed $1,500,000 in lieu of issuing fractional shares of Capital Stock or as payments to dissenting stockholders pursuant to applicable law in connection with a transaction permitted by this Agreement;

(vi) the Borrower may declare and pay Dividends consisting solely of Equity Interests of the Borrower otherwise permitted to be issued under this Agreement, whether in connection with a stock split of Borrower Common Stock, pursuant to a Shareholder Rights Plan or otherwise;

(vii) the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests of the Borrower (a) in exchange for other Equity Interests of the Borrower permitted to be issued under this Agreement (including in connection with a Benefit Plan Exchange Offer), (b) upon the conversion of Qualified Preferred Stock or the exercise, exchange or conversion of stock options, warrants or other rights to acquire Capital Stock of the Borrower, and (c) tendered to the Borrower by a holder of Equity Interests of the Borrower in settlement of indemnification or similar claims by the Borrower against such holder, so long as no cash or other consideration is paid to such holder in connection with such redemption, purchase or other acquisition for value (unless otherwise independently permitted under another clause of this Section 10.03);

(viii) the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests tendered by the holder thereof in payment of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion of stock options, restricted stock, restricted stock units, warrants or other Equity Interests of the Borrower;

(ix) the Reorganization may be consummated;

(x) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may redeem, retire, purchase or otherwise acquire for value any class of Capital Stock or other Equity Interests of the Borrower out of the proceeds of a substantially concurrent offering of Equity Interests of the Borrower permitted to be issued under this Agreement;

(xi) to the extent required by the Merger Agreement, the Borrower may pay cash Dividends in an aggregate amount not to exceed $25,000 in lieu of issuing fractional shares of Borrower Common Stock resulting from the consummation of the Merger;

(xii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay or make additional cash Dividends in an aggregate amount not to exceed $5,000,000;

(xiii) the Borrower may pay or make additional cash Dividends in an aggregate amount not to exceed $15,000,000, so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), (A) the Total Leverage Ratio, calculated on a Pro Forma Basis, is less than 3.25:1.00, and (B) the Borrower would be in compliance with Section 10.07 for the Calculation Period most recently ended prior to the date of such Dividend, calculated on a Pro Forma Basis as if such Dividend had been paid on the first day of such Calculation Period; and

(xiv) the Borrower may pay or make additional cash Dividends in an aggregate amount not to exceed the remainder of (x) the Cumulative Retained Excess Cash Flow Amount at the time that any such Dividend is paid or made minus (y) the aggregate amount of cash Dividends theretofore paid or made pursuant to Sections 10.03(xii) and (xiii), so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), (A) the Total Leverage Ratio, calculated on a Pro Forma Basis, is less than 2.50:1.00, and (B) the Borrower would be in compliance with Section 10.07 for the Calculation Period most recently ended prior to the date of such Dividend, calculated on a Pro Forma Basis as if such Dividend had been paid on the first day of such Calculation Period.

10.04. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule III (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal, refinancing, replacement or refunding thereof except to the extent set forth on Schedule III, provided that the aggregate principal amount of the Indebtedness to be extended, renewed, refinanced, replaced or refunded does not increase from that amount outstanding at the time of any such extension, renewal, refinancing, replacement or refunding (plus the amount of any reasonable fees and expenses incurred in connection with such extension, renewal, refinancing, replacement or refunding); and, provided further, that any Intercompany Debt listed on Schedule III (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 10.04(ii)) (x) may only be extended, refinanced, renewed, replaced or refunded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded and (y) shall be subject to the requirements of clauses (w), (x) and (y) contained in the proviso to Section 10.05(viii);

(iii) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04, so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Sections 10.01(vi) and (vii), provided that (x) in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $25,000,000 at any time outstanding, and (y) in no event shall the sum of the aggregate principal amount of all purchase money Indebtedness permitted by this clause (iv) exceed $15,000,000 at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii);

(vi) Indebtedness consisting of guaranties by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of each other’s Indebtedness and lease and other payment obligations of such Persons permitted under this Agreement, other than obligations in respect of Permitted Subordinated Debt unless otherwise permitted by the definition thereof and Section 10.04(xi);

(vii) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), and subsequent extensions, renewals, refinancings, replacements and refundings thereof so long as the aggregate principal amount of the Indebtedness to be extended, renewed, refinanced, replaced or refunded does not increase from that amount outstanding at the time of any such extension, renewal, refinancing, replacement or refunding (plus the amount of any reasonable fees and expenses incurred in connection with such extension, renewal, refinancing, replacement or refunding), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness (including any subsequent extension, renewal, refunding, replacement or refunding) does not constitute debt for borrowed money, it being understood and agreed that Capitalized

Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $20,000,000 at any one time outstanding;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, bid bonds, surety bonds, appeal bonds, customs bonds or other obligations of a like nature required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any Subsidiary of the Borrower or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such worker’s compensation claims, self insurance obligations, completion guarantees, performance bonds, surety bonds, bid bonds, appeal bonds, customs bonds or other obligations of a like nature permitted by this clause (ix) shall not at any time exceed $20,000,000;

(x) Indebtedness of the Borrower under Shareholder Subordinated Notes issued after the Initial Borrowing Date in connection with any redemption, repurchase or other acquisition for value of Equity Interests of the Borrower permitted by Section 10.03(ii);

(xi) Permitted Subordinated Debt of the Borrower, and unsecured subordinated guaranties thereof by the Subsidiary Guarantors, so long as (I) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Subordinated Debt, (II) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (III) the Net Cash Proceeds therefrom are used to effect a Permitted Acquisition in accordance with the requirements of Section 9.15, (IV) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with each of the Financial Covenants for the Calculation Period most recently ended prior to the date of the respective incurrence of Permitted Subordinated Debt (determined after giving effect to the incurrence of such Permitted Subordinated Debt as if the same had been issued on the first day of such Calculation Period) and (V) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (I), (II), (III) and (IV) and containing the calculations (in reasonable detail) required by preceding clause (IV);

(xii) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi);

(xiii) Indebtedness of the Borrower or any of its Subsidiaries for reimbursement obligations relating to Other Letters of Credit, so long as the sum of the aggregate available amount of all such Other Letters of Credit and any unreimbursed drawings in respect thereof does not at any time exceed $15,000,000;

(xiv) customary obligations of the Borrower and its Subsidiaries to banks in respect of netting services, overdraft protections and similar arrangements in each case in connection with maintaining deposit accounts in the ordinary course of business;

(xv) Indebtedness of the Borrower and its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ ordinary course operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes; and

(xvi) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.

10.05. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Capital Stock, obligations or securities of, or any other Equity Interests in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date or made pursuant to a legally binding commitment in existence on the Initial Borrowing Date and described on Schedule X, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Subsidiaries may acquire and own Investments (including, without limitation, debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and its Subsidiaries may acquire and hold obligations of their directors, officers and employees in connection with the acquisition by such directors, officers and employees of Equity Interests of the Borrower or PAETEC Software (so long as no cash is advanced by the Borrower or PAETEC Software in connection with the acquisition of such obligations);

(vii) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(iii);

(viii) (I) the Borrower and the Subsidiary Guarantors that are Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances between or among each other, (II) the Borrower and its Domestic Subsidiaries may make intercompany loans and advances to, and cash capital contributions in, Wholly-Owned Foreign Subsidiaries of the Borrower in an aggregate amount for all such Investments not to exceed $5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), (III) the Borrower and its Domestic Subsidiaries may make additional intercompany loans and advances to, and additional cash contributions in, Wholly-Owned Foreign Subsidiaries at the times, and in the amounts, necessary to permit such Wholly-Owned Foreign Subsidiaries to consummate Foreign Permitted Acquisitions, and (IV) any Subsidiary of the Borrower which is not a Credit Party may make intercompany loans and advances to any Credit Party (such intercompany loans and advances referred to in preceding clauses (I), (II), (III) and (IV), collectively, the “Intercompany Loans”), provided, that (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, (y) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Subsidiary Guarantor pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary;

(ix) the Borrower and any Subsidiary Guarantor may make capital contributions to, or acquire Equity Interests of, any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary, provided that (x) any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain such perfected status have been taken and (y) any Investment made in or to any Subsidiary Guarantor pursuant to this clause (ix) shall cease to be permitted hereunder if such Subsidiary Guarantor ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary;

(x) any Foreign Subsidiary of the Borrower may make intercompany loans and advances to, and may make capital contributions to, or acquire Equity Interests of, any Wholly-Owned Foreign Subsidiary of the Borrower;

(xi) the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xii) Contingent Obligations permitted by Section 10.04 will be permitted to the extent constituting Investments;

(xiii) Permitted Acquisitions will be permitted in accordance with the requirements of Section 9.15;

(xiv) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(iv);

(xv) the Borrower and any Subsidiary of the Borrower may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business, and consistent with the past practices, of the Borrower or such Subsidiary;

(xvi) the Borrower and its Subsidiaries may hold Equity Interests and other securities and obligations received in satisfaction of judgments or in settlement of litigation, arbitration or other disputes;

(xvii) the Borrower and its Subsidiaries may make investments in negotiable instruments held for collection;

(xviii) the Borrower and its Subsidiaries may make loans, advances and other Investments (including by conveyance or other transfer of the Existing US LEC Minority Investment) to or in Unrestricted Subsidiaries; provided that the aggregate amount of all loans, advances and other Investments made pursuant to this clause (xviii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, shall not exceed $5,000,000 at any time outstanding; and

(xix) in addition to Investments permitted by clauses (i) through (xviii) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person other than an Unrestricted Subsidiary; provided that the aggregate amount of all loans, advances and other Investments made pursuant to this clause (xix) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, shall not exceed $20,000,000 at any time outstanding.

10.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in, or not restricted by, Section 10.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv) the Borrower and its Subsidiaries may issue Equity Interests permitted to be issued under this Agreement;

(v) the Borrower and its Subsidiaries may (x) enter into any employment agreements, consulting agreements, non-competition agreements, collective bargaining agreements, benefit plans or arrangements (including Equity Plans, vacation plans, health and life insurance plans, stock loan programs, long term incentive plans, directors’ and officers’ indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers, directors or consultants of the Borrower and its Subsidiaries and entered into in the ordinary course of business, (y) make any payments of cash or awards of Equity Interests otherwise permitted to be issued hereunder and engage in other transactions contemplated by any of the foregoing in the ordinary course of business, and (z) make any other payments of compensation to employees, officers, directors or consultants of the Borrower or any of its Subsidiaries in the ordinary course of business;

(vi) Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor;

(vii) the Borrower and its Subsidiaries may consummate the Merger in accordance with the terms of the Merger Agreement;

(viii) the Preferred Stock Repurchase may be consummated in accordance with the requirements of Section 6.07;

(ix) intercompany transactions solely between or among the Credit Parties may be effected to the extent that such intercompany transactions are not otherwise prohibited under this Agreement; and

(x) the Borrower and its Subsidiaries may enter into the transactions set forth, or undertaken pursuant to agreements and arrangements set forth, on Schedule XI and pursuant to any amendments to or replacements of any such agreement or arrangement, provided, however, that any such amendment or replacement will not have terms that are less favorable to the Borrower or any of its Subsidiaries in any material respect than the terms of such agreement or arrangement set forth on Schedule XI.

10.07. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2007	1.05:1.00
September 30, 2007	1.05:1.00
December 31, 2007	1.05:1.00
March 31, 2008	1.05:1.00
June 30, 2008	1.05:1.00
September 30, 2008	1.05:1.00
December 31, 2008	1.10:1.00
March 31, 2009	1.10:1.00
June 30, 2009	1.10:1.00
September 30, 2009	1.10:1.00
December 31, 2009 and the last day of each fiscal quarter of the Borrower ending thereafter	1.15:1.00

10.08. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
From the Initial Borrowing Date to, but excluding, December 31, 2008	4.50:1.00

December 31, 2008 to, but excluding, December 31, 2009	4.00:1.00

December 31, 2009 and thereafter	3.50:1.00

10.09. Modifications of Certain Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, unless such amendment, modification, change or other action contemplated by this clause (i) does not otherwise result in a violation of this Agreement and could not reasonably be expected to have a Material Adverse Effect; provided that any such amendment, modification, change or other action (x) effected on or prior to the Initial Borrowing Date in connection with (and as contemplated by) the Merger shall be permitted and (y) relating to any Qualified Preferred Stock shall be permitted, so long as such amendment, modification, change or other action is consistent with (and does not violate) the requirements contained in the definition of “Qualified Preferred Stock”;

(ii) amend, modify or change any material provision of any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement, except solely between or among the Borrower and its Wholly-Owned Domestic Subsidiaries or as required to ensure compliance with the terms of this Agreement, without the prior written consent of the Administrative Agent;

(iii) on and after the execution and delivery of any Permitted Subordinated Debt Document, except to the extent permitted by the proviso to clause (iv) of this Section 10.09, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Permitted Subordinated Debt;

(iv) on and after the execution and delivery of any Permitted Subordinated Debt Document, amend or modify, or permit the amendment or modification of any provision of any Permitted Subordinated Debt Document, provided that nothing in this clause (iv) shall restrict the conversion or exchange of any Indebtedness or other obligations under any Permitted Subordinated Debt Document into or for Equity Interests of the Borrower permitted to be issued under this Agreement;

(v) on and after the execution and delivery thereof, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Shareholder Subordinated Note;

(vi) make (or give any notice in respect of) any principal, interest or other payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note, except to the extent permitted by Section 10.03(ii); or

(vii) amend, modify, change or waive any term or provision of any Merger Document unless any such amendment, modification, change or waiver is approved in writing in advance by the Agents or is not adverse to the interests of the Lenders in any material respect.

10.10. Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under agreements in effect on the Initial Borrowing Date (and any extensions, refinancings, renewals, amendments, modifications or replacements of such agreements that are not less favorable to the Lenders in any material respect than the agreements in effect on the Initial Borrowing Date) and encumbrances or restrictions existing by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) on and after the execution and delivery thereof, the Permitted Subordinated Debt Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) Liens permitted by Section 10.01 that limit the right of the Borrower or any of its Subsidiaries to transfer the assets (including Capital Stock) subject to such Liens, (viii) restrictions with respect to a Subsidiary of the Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of 100% of the outstanding Capital Stock or all or substantially all of the assets of such Subsidiary in compliance with the other provisions of this Agreement, (ix) restrictions existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any of its Subsidiaries in compliance with Section 9.15 and the other provisions of this Agreement and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired,

(x) customary provisions in joint venture agreements and other similar agreements in each case relating solely to the applicable joint venture or similar entity or the Equity Interests therein entered into in the ordinary course of business, (xi) restrictions contained in the terms of purchase money obligations or Capitalized Lease Obligations not incurred in violation of this Agreement, provided that such restrictions relate only to the property or assets financed with such Indebtedness, and (xii) any other customary provisions arising or agreed to in the ordinary course of business not relating to Indebtedness or Capital Stock that do not individually or in the aggregate (x) detract in any material respect from the value of the assets of the Borrower or any of its Subsidiaries or (y) otherwise impair the ability of the Borrower or any of its Subsidiaries to perform their obligations under the Credit Documents.

10.11. Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Stock other than, in the case of the Borrower, Qualified Preferred Stock (including rights with respect to Qualified Preferred Stock issued under a Shareholder Rights Plan), or (ii) any redeemable Common Stock, or redeemable Equity Interests representing the right to purchase or acquire Common Stock, other than Common Stock or such redeemable Equity Interests (including rights with respect to Borrower Common Stock issued under a Shareholders Rights Plan) that (x) is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be, or (y) in the case of Borrower Common Stock, if redeemable at the holder’s option, is or are not redeemable by the holder, in whole or in part, on or prior to one year following the latest Maturity Date.

(b) The Borrower will not permit any of its Subsidiaries to issue any Capital Stock or other Equity Interests (including by way of sales of treasury stock) other than as permitted by Section 10.11(a), except (i) for transfers and replacements of then outstanding shares of Capital Stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the Capital Stock of such Subsidiary, (iii) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (iv) to qualify directors to the extent required by applicable law, and (v) for issuances to employees of PAETEC Software of shares (and options, warrants and other rights to acquire or purchase shares) of the Capital Stock of PAETEC Software pursuant to employee incentive plans in an aggregate amount not to exceed at any time 10% of the number of shares of Capital Stock of PAETEC Software then issued and outstanding, so long as PAETEC Software remains a Subsidiary Guarantor.

10.12. Business; etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the Business.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) the Borrower will not permit US LEC PAC (x) to engage in any business activities other than to operate as a political action committee within the meaning of the Code and on a basis consistent with past practices or (y) to have any assets or liabilities other than those assets described below in this Section 10.12(b), (ii) the Borrower will not permit US LEC PAC to have any assets other than assets consisting of cash and Cash Equivalents representing contributions from employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed the amount permitted by law at any time, (iii) the Borrower will not, and will cause its Subsidiaries to not, make any

Investments in, or otherwise sell or transfer any assets to, US LEC PAC and (iv) neither the Borrower nor any of its Subsidiaries will have any obligations or liabilities in respect of the operations or affairs of US LEC PAC, provided that US LEC, in its capacity as the sole member of US LEC PAC, may perform its customary functions as such sole member, including the payment of the administrative expenses of US LEC PAC which shall not exceed $100,000 in any fiscal year.

10.13. Limitation on Creation of Subsidiaries. (a) The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 10.13(b)), provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least five days’ prior written notice thereof is given to the Administrative Agent and the Collateral Agent (or such shorter period of time as is acceptable to the Administrative Agent and the Collateral Agent in any given case), (ii) the Capital Stock of such new Wholly-Owned Subsidiary is promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Capital Stock, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new Wholly-Owned Domestic Subsidiary, and to the extent required by Section 9.16, each such new Wholly-Owned Foreign Subsidiary, executes a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement, and (iv) each such new Wholly-Owned Domestic Subsidiary, and to the extent required by Section 9.16, each such new Wholly-Owned Foreign Subsidiary, to the extent requested by the Administrative Agent, the Collateral Agent or the Required Lenders, takes all actions required pursuant to Section 9.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b) In addition to Wholly-Owned Subsidiaries of the Borrower permitted to be created, established or acquired pursuant to Section 10.13(a), the Borrower and its Subsidiaries may establish, create and acquire, and make Investments to the extent permitted by Section 10.05 in, Non-Wholly Owned Subsidiaries after the Initial Borrowing Date as a result of transactions permitted by this Agreement, provided that (i) all of the Capital Stock of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns such Capital Stock as, and to the extent, required by the Pledge Agreement, and (ii) each such Non-Wholly Owned Domestic Subsidiary, and to the extent required by Section 9.16, each such new Non-Wholly Owned Foreign Subsidiary, shall take the actions specified in Section 10.13(a) to the same extent that such Non-Wholly Owned Subsidiary would have been required to take if it were a Wholly-Owned Subsidiary of the Borrower.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Unrestricted Subsidiary, except to the extent that (i) such establishment, creation or acquisition constitutes an Investment permitted under Section 10.05(xviii), (ii) such Unrestricted Subsidiary meets all of the requirements of the definition thereof and (iii) the Capital Stock of such Unrestricted Subsidiary, to the extent owned by a Credit Party, is promptly pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates, if any, representing such Capital Stock, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01. Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02. Representations, etc. Any representation, warranty or statement in the nature of a representation or warranty and not covered by one of the other subsections in this Section 11 made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03. Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.14 or 9.15 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04. Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

11.05. Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition relating thereto is not controverted within 10 days, or is not dismissed within 60 days, after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; and (b) there shall result from any such event or events referred to in clause (a) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability referred to in clause (b), individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

11.08. Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

11.09. Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $15,000,000; or

11.10. Change of Control. A Change of Control shall occur; or

11.11. Operational Licenses and Governmental Approvals. In each case to the extent any of the following, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, any of the Governmental Approvals or any other approval, authorization or consent of a Governmental Authority required or necessary for the continuing operation of the Borrower or any of its Subsidiaries or any System or any other approval of or filing with the FCC, any PUC or any other Governmental Authority with respect to the conduct by the Borrower or any of its Subsidiaries of their respective business and operations, shall not be made or obtained or shall cease to be in full force and effect, which in respect of any of the Governmental Approvals shall, in the case of an order of the FCC, any PUC or other Governmental Authority having jurisdiction with respect thereto, revoking, terminating or deciding not to renew, any such Governmental Approval, occur upon the issuance of such order, and, in the case of any other order revoking or terminating any of the Governmental Approvals or deciding not to renew any such Governmental Approval prior to the termination thereof, occur when such order becomes final; or

11.12. Credit Document Licenses and Governmental Approvals. The FCC, any PUC or any other Governmental Authority, by final order, determines that the existence or performance of this Agreement or any other Credit Document will result in a revocation, suspension or adverse modification of any of the Governmental Approvals for any System and any such revocation, suspension or adverse modification, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

11.13. Suspension of Business. The Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or administrative or regulatory agency from conducting its business in any material respect with respect to any one or more of its Systems, or, except as permitted by Sections 9.04 and 10.02(xiii), any Subsidiary of the Borrower ceases to operate its Business or ceases to hold any of its material Governmental Approvals required or necessary for the continuing conduct of its Business; or

11.14. Environmental Claims. The Borrower or any of its Subsidiaries becomes subject to any liabilities, costs, expenses, damages, fines or penalties which has had, or could reasonably be expected to have, a Material Adverse Effect arising out of or related to (i) any Environmental Claim in response to a Release or threatened Release at any location of any Hazardous Material into the indoor or outdoor environment or (ii) any material violation of any Environmental Law;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent (or, in the case of clause (v) below, the Collateral Agent), upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12. The Agents.

12.01. Appointment. (a) Each Lender hereby irrevocably designates and appoints (x) DBTCA as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) for such Lender, (y) Merrill Lynch, Pierce, Fenner & Smith Incorporated as Syndication Agent for such Lender and (z) CIT Lending Services Corporation as Documentation Agent for such Lender, each to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent, the Syndication Agent and the Documentation Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent, the Syndication Agent or the Documentation Agent, as the case may be, by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each of the Agents may perform any of their respective duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

(b) The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Syndication Agent, the Documentation Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each of the Administrative Agent, the Syndication Agent and the Documentation Agent shall act solely as agent for the Lenders, and none of the Administrative Agent, the Syndication Agent or the Documentation Agent assumes (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

12.02. Nature of Duties. (a) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither any Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers and the Joint Lead Bookrunners is named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers and the Joint Lead Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Joint Lead Arrangers or the Joint Lead Bookrunners shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03. Lack of Reliance on Agents and Other Lenders. Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement or any other Credit Documents, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04. Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05. Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telecopier message, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

12.06. Indemnification. (a) To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The agreements in this Section 12.06 shall survive the payment of all Obligations.

12.07. The Agents in Their Individual Capacities. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Majority Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include each Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09. Resignation of the Agents. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent

(x) shall not be required to issue any further Letters of Credit make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Each of the Syndication Agent and the Documentation Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the Lenders. Such resignation shall take effect at the end of such five Business Day period.

(f) Upon a resignation of any Agent pursuant to this Section 12.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.

12.10. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12. Notice of Default, etc. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actually received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (as determined by the Administrative Agent in its sole discretion).

SECTION 13. Miscellaneous.

13.01. Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders (and their respective Affiliates) harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Syndication Agent, the Documentation Agent, the Joint Lead Arrangers, the Joint Lead Bookrunners, each Issuing Lender, each Lender and each of their respective Affiliates, and each of their and their Affiliates’ respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Syndication Agent, the Documentation Agent, any Joint Lead Arranger, any Joint Lead Bookrunner, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other

Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged Release or threatened Release of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Syndication Agent, the Documentation Agent, any Joint Lead Arranger, any Joint Lead Bookrunner, any Issuing Lender or any Lender or any other Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any other Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule XII; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder, except as provided in Sections 2.13 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned (directly or indirectly) by such Lender or its parent company or to any fund that invests in loans and is managed or advised by such Lender or by an affiliate of such Lender or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned (directly or indirectly) by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists and the Syndication Date has theretofore occurred, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent, such other creditor or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a

sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that (i) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis, and (ii) for purposes of calculating the Applicable Margin, Excess Cash Flow, financial ratios, financial covenants and all related definitions, the financial results of Unrestricted Subsidiaries shall be ignored.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES IN THE DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE

BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent, the Syndication Agent, the Documentation Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.02(g) (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (7) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (8) without the written consent of the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments, amend, modify or waive any condition precedent set forth in Section 7 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit, (9) reduce the amount of, or extend the date of, any Scheduled Repayment of any Tranche of Term Loans without the consent of the Majority Lenders holding Term Loans of such Tranche, or amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) without the consent of the Majority Lenders of the respective Tranche affected thereby, or (10) without the consent of each Lender with outstanding Term Loans, change or amend the provisions of Section 2.09 to provide for an Interest Period for Term Loans in excess of 6 months unless, as a condition to the selection of such an Interest Period, such Interest Period is available to all such Lenders.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or

5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the Borrower, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Term Loan Commitment Agreement, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender of such Incremental Term Loan Commitment Agreement, such Incremental Term Loan Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

13.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective transfer).

13.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will maintain a list of the names of each of the Lenders and record the Commitments of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. Any provision of Incremental Term Loan Commitments pursuant to Section 2.14 shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Incremental Term Loan Commitment Agreement. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will maintain as confidential and not disclose without the prior written consent of the Borrower (other than to such Lender’s employees, managers, trustees, pledgees, auditors, advisors, counsel or representatives or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 prior to its receipt of any such information, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16 and (viii) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any such information received by it from such Lender).

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender (and, in each case, any of their respective employees, managers, trustees, pledgees, auditors, advisors, counsel or representatives), any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

13.18. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or in the other Credit Documents, the parties hereto acknowledge and agree that:

(a) UCC Filings; Filings with respect to Intellectual Property; etc. The Borrower and its Subsidiaries are not required to have filed (or cause to have filed) on or prior to the Initial Borrowing Date Financing Statements (Form UCC-1) or any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement or the Pledge Agreement, as applicable. Not later than the 10th day after the Initial Borrowing Date, the Borrower and its Subsidiaries shall have filed (or cause to have filed) all of such Financing Statements (Form UCC-1) and any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement or the Pledge Agreement, as the case may be.

(b) Landlord Waivers. The Borrower and its Subsidiaries shall use all commercially reasonable efforts to obtain, on or before the date that is 120 days after the Initial Borrowing Date, an executed landlord waiver for the benefit of the Administrative Agent for properties leased by the Borrower or any Subsidiary Guarantor in which any Switching Equipment is located on the Initial Borrowing Date.

(c) Share Certificates; Certificate of Good Standing. No later than 5 Business Days after the Initial Borrowing Date, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent (i) stock certificates for each Subsidiary of US LEC, to the extent required by Section 3.2 of the Pledge Agreement, (ii) a foreign qualification certificate for US LEC of Pennsylvania Inc. issued by the State of Pennsylvania, (iii) articles of incorporation of PaeTec Communications of Virginia, Inc. as certified by the Secretary of State of the Commonwealth of Virginia, (iv) a good standing certificate for PaeTec Communications of Virginia, Inc. issued by the Secretary of State of the Commonwealth of Virginia, (v) a foreign qualification certificate for US LEC Virginia LLC issued by the Secretary of State of the Commonwealth of Virginia and (vi) a foreign qualification certificate for PaeTec Communications, Inc. issued by the Secretary of State of the Commonwealth of Virginia, and any requirement to deliver the foregoing on the Initial Borrowing Date under any Credit Document is hereby waived.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.18 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 13.18 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.18 will be, or have been, taken within the relevant time periods referred to in this Section 13.18 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.18, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

One PAETEC Plaza	PAETEC HOLDING CORP., as the Borrower
600 WillowBrook Office Park
Fairport, New York 14450
Fax: (585) 340-2563	By:	/s/ Keith M. Wilson
Attn: Keith Wilson (Tel: (585) 340-2970)	Name:	Keith M. Wilson
	Title:	Executive Vice President & Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Individually, as Administrative Agent and as Collateral Agent

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Director

By:	/s/ Paul O’Leary
Name:	Paul O’Leary
Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Arminee H. Bowler
Name:	Arminee H. Bowler
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent

By:	/s/ Carol J.E. Feeley
Name:	Carol J.E. Feeley
Title:	Director

CIT LENDING SERVICES CORPORATION,
Individually and as Documentation Agent

By:	/s/ Anthony Holland
Name:	Anthony Holland
Title:	Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG PAETEC HOLDING CORP., THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, AS SYNDICATION AGENT, AND CIT LENDING SERVICES CORPORATION, AS DOCUMENTATION AGENT

MANUFACTURERS AND TRADERS TRUST

COMPANY

By:	/s/ Jon M. Fogle
Name:	Jon M. Fogle
Title:	Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG PAETEC HOLDING CORP., THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, AS SYNDICATION AGENT, AND CIT LENDING SERVICES CORPORATION, AS DOCUMENTATION AGENT

NAME OF INSTITUTION:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Russ Lyons
Name:	Russ Lyons
Title:	Director